Exhibit C

Morgan Stanley & Co. International plc

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036-8293

February 24, 2022

XP Control LLC

PO Box 309, Ugland House,

Grand Cayman, KY1-1104, Cayman Islands

Re:	Confirmation: Variable Postpaid Share Forward Transaction

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of (i) the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between XP Control LLC, a limited liability company organized under the laws of the Cayman Islands (“Counterparty” or “Pledgor”) and Morgan Stanley & Co. International plc (“Morgan Stanley”), (ii) the Pledge and Security Annex contained in Annex B hereto between Counterparty as pledgor and Morgan Stanley as pledgee, and (iii) the Local Risk Event Annex contained in Annex C hereto between Counterparty and Morgan Stanley.

This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if Morgan Stanley and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation) on the Trade Date. For the avoidance of doubt, the Transaction hereunder shall be the only transaction under the Agreement.

This Confirmation is subject to, and incorporates, the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), and the 1998 FX and Currency Option Definitions (as published by ISDA, Emerging Markets Traders Association and The Foreign Exchange Committee) together with the latest published version of the Annex thereto as at the Trade Date (the “FX Definitions”).

In the event of any inconsistency between the terms of any of the documents in the following list, the terms of each document in such list shall prevail over all documents that follow such document in such list: this Confirmation, the Equity Definitions, the FX Definitions, the Agreement, and any account agreements between Morgan Stanley and Counterparty. These terms and conditions supersede any and all prior written or oral agreements in relation to this Confirmation and the Transaction.

The Transaction shall consist of two Tranches divided into a number of Components as set forth below. For purposes of the Equity Definitions only, each Component of each Tranche shall be treated as a Share Forward Transaction and, notwithstanding anything to the contrary, you and we acknowledge and agree that it is intended that the Components and the Tranches of the Transaction as set forth below shall constitute a single, indivisible Transaction.

1.       ECONOMIC TERMS: the terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	February 24, 2022

Seller:	Counterparty

Buyer:	Morgan Stanley

Tranches:	The Transaction will be divided into two Tranches, in each case with the Aggregate Number of Shares, Forward Floor Price and Forward Cap Price for such Tranche as set forth in Annex A.

Components:	The first Tranche of the Transaction will be divided into 5 individual Components and second Tranche of the Transaction will be divided into 10 individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Shares and Scheduled Valuation Date set forth in Annex A. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Shares:	The Class A common shares, par value USD 0.00001 per share, of Issuer (Exchange Symbol: “XP”).

Issuer:	XP Inc.

Initial Share Price:	As set forth in Annex A.

Number of Shares:	For each Component, as set forth in Annex A.

Aggregate Number of Shares:	For each Tranche, as set forth in Annex A.

Prepayment:	Not Applicable.

Variable Obligation:	Applicable.

Prepayment Amount:	Not Applicable.

Prepayment Date:	Not Applicable.

Forward Floor Price:	For each Tranche, as set forth in Annex A.

Forward Cap Price:	For each Tranche, as set forth in Annex A.

Exchange(s):	Nasdaq Global Select Market

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States or Brazilian” before the word “exchange” in the tenth line of such Section.
Security Annex:	The Pledge and Security Annex contained in Annex B hereto.

Collateral Shares:	The Shares that are the subject of the security interest created under the Security Annex.
Collateral Account:	The account being established by Custodian for the account of Counterparty for purposes of this Transaction (and any renewed account and any account re-designated as such account).

Custodian:	Morgan Stanley & Co. International plc in its capacity as custodian for Counterparty.

Valuation:

In respect of each Component:

Scheduled Valuation Date:	For each Component, as set forth in Annex A (or, if the date so set forth for such Component is not a Scheduled Trading Day and a BRL Business Day (a day that is both a Scheduled Trading Day and a BRL Business Day, an “Eligible Trading Day”), the next following Eligible Trading Day that is not already a Scheduled Valuation Date for another Component).

Valuation Date:	For each Component, subject to postponement in the manner described in the Local Risk Event Annex, the Scheduled Valuation Date for such Component; provided that if that date is a Disrupted Day, the Valuation Date for such Component shall be the first succeeding Eligible Trading Day that is not a Disrupted Day and is not or is not deemed to be a Valuation Date in respect of any other Component of the Transaction hereunder; provided further that if such Valuation Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last Scheduled Valuation Date for the Tranche of which such Component is a part, then such Scheduled Trading Day shall, except as otherwise provided pursuant to the Local Risk Event Annex, be the Valuation Date for such Component (irrespective of whether or not such date is a Valuation Date in respect of any other Component), in which case the VWAP Price for that day shall be the Calculation Agent’s good faith estimate of the fair market value of a Share as of the Valuation Time on that day, as the Calculation Agent shall determine using commercially reasonable means using, if practicable, a volume-weighted method.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Valuation Date, the Calculation Agent may determine that such Valuation Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Shares for the relevant Component for which such day shall be the Valuation Date and shall designate the Eligible Trading Day determined in the manner described in the immediately preceding sentence as the Valuation Date for the remaining Number of Shares for such Component. Section 6.6 of the Equity Definitions shall not apply.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day. If a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (x) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof and (y) replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure or (iv) a Regulatory Disruption.”.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Morgan Stanley reasonably concludes, in its good faith discretion, based on advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures of Morgan Stanley (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Morgan Stanley), including without limitation in the event of any third-party tender offer, for Morgan Stanley to refrain from engaging in market transactions relating to the Shares or to reduce the number or size of any such market transactions; provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner in similar transactions.

Settlement Terms:

In respect of each Component:

Settlement Method Election:	Applicable; provided that a single Settlement Method shall apply for all Components of a Tranche (but, for the avoidance of doubt, different Settlement Methods may apply for Components as between separate Tranches); provided, further, that any election by Counterparty specifying “Cash Settlement” or “Physical Settlement” shall not be effective to require “Cash Settlement” or “Physical Settlement”, as the case may be, unless Counterparty delivers to Morgan Stanley, concurrent with such election, a representation signed by Counterparty substantially in the following form as of the date Counterparty makes such election: “Counterparty is not aware of any material non-public information regarding Issuer, the Shares or the Class B Shares (as defined below) and is electing “Cash Settlement” or “Physical Settlement”, as the case may be, in good faith and not as a plan or scheme to evade compliance with the U.S. federal securities laws”; and provided, further, that notwithstanding any election by Counterparty or default election specified herein to the contrary, “Cash Settlement” may apply in the sole discretion of Morgan Stanley if Morgan Stanley reasonably concludes in good faith, based upon the advice of counsel, that Counterparty would be unable to make the representation and agreement in Section 9.11 of the Equity Definitions with respect to the Shares to be delivered by Counterparty pursuant to “Physical Settlement” or “Full Physical Settlement”, as applicable, for any reason.

Electing Party:	Counterparty

Settlement Method Election Date:	For each Tranche, the fifth Scheduled Trading Day prior to the Scheduled Valuation Date for the Component in such Tranche with the earliest Scheduled Valuation Date hereunder.

Default Settlement Method:	“Full Physical Settlement” (but not, for the avoidance of doubt, “Physical Settlement”)

Settlement Currency:	USD

Settlement Price:	For each Component, the VWAP Price on the Valuation Date for such Component, converted into an amount in BRL using BRL PTAX on such Valuation Date.

VWAP Price:	For any Exchange Business Day, subject to “Valuation Date” above, the per-Share volume weighted average price at which transactions are executed in the United States as displayed under the heading “Bloomberg VWAP” at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “XP US <Equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading of the regular trading session on the Exchange until the Scheduled Closing Time on such Exchange Business Day or, in the event such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent based on transactions reported to the consolidated tape.

Notwithstanding the foregoing, if (i) any Valuation Date is a Disrupted Day only in part and (ii) the Calculation Agent determines that such Valuation Date shall be the Valuation Date for fewer than the full Number of Shares for the Component to which such Valuation Date corresponds, as described opposite “Valuation Date” above, then the VWAP Price for such Valuation Date shall be a volume-weighted average price per Share on such Valuation Date, as determined by the Calculation Agent based on such sources as it deems appropriate in its reasonable discretion, taking into account the nature and duration of the relevant Market Disruption Event.

BRL Business Day:	A Local Business Day in New York and any of Rio de Janeiro, São Paulo or Brasília.

BRL PTAX:	Means, for any day, the closing Brazilian Real/U.S. Dollar offered rate to convert BRL into U.S. Dollars, for settlement in two business days, reported by the Banco Central do Brasil (Central Bank of Brazil) (www.bcb.gov.br; see “Cotações e boletins”) by approximately 1:15 p.m., São Paulo time, on that day; provided that if the sources of such rate are not available or a Local Risk Event has occurred and is continuing, BRL PTAX shall mean a BRL/USD exchange rate determined by the Calculation Agent at such time.

Settlement and Valuation Terms if Physical Settlement or Full Physical Settlement is Applicable:

In respect of each Component:

Physical Settlement:	If Physical Settlement is applicable for a Component of the Transaction, if Counterparty has notified Morgan Stanley in writing on or prior to the relevant Settlement Method Election Date that it elects for “Physical Settlement” to be applicable, then on the Settlement Date for such Component, (a) Counterparty will deliver to Morgan Stanley a number of Shares equal to the Number of Shares to be Delivered (rounded down to the nearest whole Share) for such Component and will pay to Morgan Stanley the Fractional Share Amount, if any, as converted by the Calculation Agent into an amount in USD using BRL PTAX on the relevant Valuation Date and (b) Morgan Stanley will pay to Counterparty an amount equal to the product of the Number of Shares for such Component and the Forward Floor Price, as converted by the Calculation Agent into an amount in USD using BRL PTAX on the relevant Valuation Date.

Full Physical Settlement:	If Physical Settlement is applicable for a Component of the Transaction, unless Counterparty has notified Morgan Stanley in writing on or prior to the relevant Settlement Method Election Date that it elects for “Physical Settlement” to be applicable, notwithstanding Section 9.2(a) of the Equity Definitions, on the Settlement Date for such Component, Morgan Stanley will pay to Counterparty the applicable Full Physical Settlement Payment Amount, and Counterparty will deliver to Morgan Stanley a number of Shares equal to the Number of Shares for such Component (rounded down to the nearest whole Share) and will pay to Morgan Stanley the Fractional Share Amount, if any, as converted by the Calculation Agent into an amount in USD using BRL PTAX on the relevant Valuation Date.

Full Physical Settlement Payment Amount:	For each Component of the Transaction for which “Full Physical Settlement” is applicable, an amount equal to the product of:

(i) the Number of Shares for such Component, and

(ii) (a) if the Settlement Price for such Component is greater than the Forward Cap Price, then the Forward Cap Price, (b) if the Settlement Price for such Component is greater than the Forward Floor Price and less than or equal to the Forward Cap Price, then the Settlement Price, or (c) if the Settlement Price for such Component is less than or equal to the Forward Floor Price, then the Forward Floor Price;

as such amount is converted by the Calculation Agent into USD using BRL PTAX on the relevant Valuation Date.

Settlement Date:	For each Component of the Transaction for which “Physical Settlement” or “Full Physical Settlement” is applicable, the date that falls one Settlement Cycle following the Valuation Date for such Component (or, if such date is not a Clearance System Business Day, the next following Clearance System Business Day), subject to postponement in the manner described in the Local Risk Event Annex if a Local Risk Event Notice Date has occurred in respect of such Settlement Date.

Automatic Physical Settlement:	For each Component of the Transaction for which “Physical Settlement” or “Full Physical Settlement” is applicable, if (i) by 10:00 a.m., New York City time, on the relevant Settlement Date, Counterparty has not otherwise effected delivery of the Number of Shares to be Delivered (or, if “Full Physical Settlement” is applicable, the Number of Shares) (rounded down to the nearest whole Share), and (ii) the Collateral Account includes (or would include in the absence of Rehypothecation) Shares with respect to which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied (or, at the absolute discretion of Morgan Stanley, Shares with respect to which such representations and agreements are not true or satisfied), then Counterparty’s obligation to deliver the Number of Shares to be Delivered under Section 9.2(a) of the Equity Definitions (or, if “Full Physical Settlement” is applicable, the Number of Shares) (rounded down to the nearest whole Share) shall be effected, in whole or in part, as the case may be, first, by set-off against the obligation of Morgan Stanley with respect to such Component under Section 6(b) of the Security Annex, and to the extent of any obligation of Counterparty remaining after such set-off, by delivery of an additional number of Shares from the Collateral Account to Morgan Stanley not to exceed, in the aggregate with such set-off, the Number of Shares to be Delivered (or, if “Full Physical Settlement” is applicable, the Number of Shares) for such Component. Upon any such delivery, Morgan Stanley shall hold such Shares absolutely and free from any claim or right whatsoever (including without limitation the Security Interests created under the Security Annex or any claims or rights of Counterparty).

Settlement and Valuation Terms if Cash Settlement is Applicable:

In respect of each Component:

Cash Settlement:	If “Cash Settlement” is applicable for such Component, Section 8.4(a) of the Equity Definitions shall apply.

Forward Cash Settlement Amount:	For each Component of the Transaction for which “Cash Settlement” is applicable, an amount equal to the product of:

(i) the Number of Shares for such Component, and

(ii) (a) if the Settlement Price for such Component is less than or equal to the Forward Floor Price, then such Settlement Price minus the Forward Floor Price, (b) if the Settlement Price for such Component is greater than the Forward Floor Price and less than or equal to the Forward Cap Price, then zero, and (c) if the Settlement Price for such Component is greater than the Forward Cap Price, then such Settlement Price minus the Forward Cap Price;

as such amount is converted by the Calculation Agent into USD using BRL PTAX on the relevant Valuation Date.

Cash Settlement Payment Date:	For each Component of the Transaction for which “Cash Settlement” is applicable, the second Currency Business Day following the Valuation Date for such Component, subject to postponement in the manner described in the Local Risk Event Annex if a Local Risk Event Notice Date has occurred in respect of such Cash Settlement Payment Date.

Adjustments:

In respect of any Component:

Potential Adjustment Events:	If an event occurs that constitutes both a Potential Adjustment Event under Section 11.2(e)(ii)(C) of the Equity Definitions and a Spin-off as described below, it shall be treated hereunder as a Spin-off and not as a Potential Adjustment Event.

Notwithstanding anything to the contrary contained herein or in the Equity Definitions, neither (1) open market Share repurchases at prevailing market prices nor (2) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions (including without limitation any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall be considered Potential Adjustment Events, so long as the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions described in clauses (1) and (2) of this sentence does not exceed 15% of the number of Shares outstanding as of the Trade Date, as determined by Calculation Agent.

Method of Adjustment:	Calculation Agent Adjustment

Spin-off:	A distribution of New Shares (the “Spin-off Shares”) of a subsidiary of Issuer or any issuer, including the Issuer (any such Issuer, the “Spin-off Issuer”) to holders of the Shares (the “Original Shares”). With respect to a Spin-off, “New Shares” shall have the meaning provided in Section 12.1(i) of the Equity Definitions (as amended below opposite “New Shares”) except that the phrase immediately preceding clause (i) thereof shall be replaced by the following: “‘New Shares’ means ordinary or common shares of the Spin-off Issuer that are, or that as of the effectiveness of the relevant Spin-off are scheduled promptly to be,”.

Consequences of Spin-offs:	Morgan Stanley shall have the right to elect in good faith and a commercially reasonable manner, by written notice to Counterparty prior to, or as promptly as practicable following, the ex-dividend date of the Spin-off, that Basket Adjustments or the Separate Transactions Adjustments shall apply to any Spin-off; provided that, prior to electing the application of Separate Transactions Adjustments, Morgan Stanley shall make good faith efforts to engage in a non-binding consultation with Counterparty to discuss whether such election could reasonably be expected to cause adverse tax consequences (other than de minimis consequences) to Counterparty. In the absence of an affirmative election, Morgan Stanley shall be deemed to have elected that Basket Adjustments shall apply.

Basket Adjustments:	If Morgan Stanley shall have elected (or be deemed to have elected) that Basket Adjustments apply to a Spin-off, then as of the ex-dividend date for such Spin-off, (i) “Shares” shall mean the Original Shares and the Spin-off Shares; (ii) the Transaction shall continue but as a Share Basket Forward Transaction with each Component having a Number of Baskets equal to the Number of Shares for such Component immediately prior to such Spin-off, and each Basket shall consist of one Original Share and the number of Spin-off Shares that a holder of one Original Share would have been entitled to receive in such Spin-off (and references to Shares herein shall be interpreted as references to Baskets, as the context requires); and (iii) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such Spin-off (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to t:he Transaction), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Spin-off by an options exchange to options on the Shares traded on such options exchange. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the composition of the Basket and other terms of the Transaction in accordance with the immediately preceding sentence.

Separate Transactions Adjustments:	If Morgan Stanley shall have elected that Separate Transactions Adjustments apply to a Spin-off, as of the ex-dividend date for such Spin-off, then the Transaction shall be considered two separate Transactions, each with terms identical to those of the original Transaction (the “Original Transaction”), except that: (i) the “Shares” for the Original Transaction (the “Original Shares Transaction”) shall be the Original Shares and the “Shares” for the other transaction (the “Spin-off Shares Transaction”) shall be the Spin-off Shares; (ii) the Number of Shares for each Component of the Original Shares Transaction shall remain unchanged from the Number of Shares for such Component of the Original Transaction; (iii) the Number of Shares for each Component of the Spin-off Shares Transaction shall equal the product of (A) the Number of Shares for such Component of the Original Transaction (as in effect immediately prior to the ex-dividend date for such Spin-off) and (B) the number of Spin-off Shares that a holder of one share of Original Shares would have owned or been entitled to receive in connection with such Spin-Off; (iv) the Forward Floor Price and Forward Cap Price for each of the Original Shares Transaction and the Spin-off Shares Transaction shall be adjusted by the Calculation Agent to reflect the relative market values per share and dividend practices of the Original Shares and the Spin-off Shares immediately following the ex-dividend date for such Spin-off, as determined by the Calculation Agent; and (v) the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction (including the Forward Floor Price or Forward Cap Price) as the Calculation Agent determines appropriate to account for the economic effect on each of the Original Shares Transaction and the Spin-Off Shares Transaction of such Spin-off (including without limitation adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Original Shares, the Spin-off Shares, the Original Shares Transaction or to the Spin-off Shares Transaction). Following a Spin-off to which Separate Transactions Adjustments are applicable, this Confirmation shall apply in all respects (except as provided above) to both the Original Shares Transaction and the Spin-off Shares Transaction as if each were a separate Transaction under the Agreement. As of the ex-dividend date of any subsequent Spin-off, the Calculation Agent shall make adjustments to the terms of each of the Original Shares Transaction and the Spin-Off Shares Transaction in accordance with the second immediately preceding sentence.

Cash Dividend:	For each Component, any cash dividend or distribution on the Shares for which the ex-dividend date occurs at any time from, but excluding, the Trade Date to, and including, the Valuation Date for such Component, before the withholding or deduction of taxes at the source by, or on behalf of, any applicable authority having power to tax in respect of such a dividend, and excluding any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon.

Obligations in Respect
of Cash Dividends:	In the event of any Cash Dividend, for the relevant Tranche:

(i) the Custodian shall credit to the Collateral Account, on the date such Cash Dividend is paid to holders of Shares, an amount equal to the product of (A) the remaining Aggregate Number of Shares as of the relevant ex-dividend date and (B) the per Share amount of such Cash Dividend (but without double counting to the extent the Custodian is already subject to such an obligation to so credit under the terms of the Security Annex or any custody or other arrangement between the Custodian and Pledgor, and also after giving effect to any withholding or deduction of taxes at the source by, or on behalf of, any applicable authority having power to tax in respect of such a dividend, which taxes, for the avoidance of doubt, shall not be an Indemnifiable Tax for purposes of Section 14 of the Agreement, excluding any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon) (such amount so credited to the Collateral Account, the “Credited Net Dividend Amount”); provided that in calculating the Credited Net Dividend Amount, effect shall only be given to withholding or deduction of taxes at the source by, or on behalf of, any applicable authority having power to tax in respect of such amount to the extent such withholding or deduction of taxes does not, in the aggregate, exceed (i) the withholding tax rate that would be applicable to Pledgor as of the date such Cash Dividend is paid to holders of Shares if Pledgor directly held Shares and received a Cash Dividend multiplied by (ii) the product of (A) the remaining Aggregate Number of Shares as of the relevant ex-dividend date and (B) the per Share amount of such Cash Dividend (the “Tax Cap”) and, for the avoidance of doubt, the Custodian shall credit any such excess to the Collateral Account as part of the Credited Net Dividend Amount; provided further that for purposes of calculating the Tax Cap, (x) the parties acknowledge that the rate for purposes of establishing the Tax Cap as of the date hereof is 0% (the “Base Rate”) which may be subject to change by, or on behalf of, any applicable authority having power to tax in respect of such dividend, and (y) no reduction in the withholding tax rate applicable to Pledgor from the Base Rate shall be taken into account unless, at least 30 days in advance of the date on which such amount is to be credited, Counterparty notifies Morgan Stanley of a change in law or change in Counterparty’s tax status, or other circumstances demonstrated by Counterparty to Morgan Stanley’s reasonable satisfaction, that is the basis for such reduction and provides Morgan Stanley with such representations and tax forms reasonably acceptable to Morgan Stanley establishing the basis for such reduction; and

(ii) Counterparty shall make a cash payment to Morgan Stanley of an amount equal to the product of (A) the number of Shares (as notified to Counterparty by Morgan Stanley) comprising Morgan Stanley’s theoretical “delta” hedge position in respect of the Tranche to which such Component relates immediately prior to the open of business on the ex-dividend date for such Cash Dividend as determined by the Calculation Agent and notified to Counterparty and (B) the per Share amount of such Cash Dividend, as determined by the Calculation Agent.

Counterparty shall make the payment, if any, referred to in clause (ii) above on the date the Custodian credits the Credited Net Dividend Amount into the Collateral Account; provided that, to the extent the payment to be made by Counterparty under clause (ii) above exceeds the Credited Net Dividend Amount, Counterparty shall make a payment equal to such excess on the second Currency Business Day following the date on which the Calculation Agent provides effective notice to Counterparty of the amount of such excess.

If, by 10:00 a.m., New York City time, on the date Counterparty owes any such payment in respect of any Cash Dividend, Counterparty has not otherwise satisfied such obligation, and an amount of cash is then held in the Collateral Account, then the payment required by Counterparty shall be effected, in whole or in part, as the case may be, by delivery from the Collateral Account to Morgan Stanley of such cash and application thereof in discharge of Counterparty’s obligation to make such payment to the extent of such amount of cash then held in the Collateral Account, subject to the terms of the Security Annex. For the avoidance of doubt, the provisions of Section 11.2 of the Equity Definitions shall also apply to any Cash Dividend to allow the Calculation Agent to make adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction, taking into account any payment by Counterparty referred to above.

Extraordinary Dividend:	(i) Any Cash Dividend or (ii) any dividend or distribution on the Shares that is not a Cash Dividend or a dividend or distribution of the type described in Section 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions and is not a distribution of Spin-Off Shares.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) thereof in its entirety (excluding the word “and” following such clause (i)) and replacing it with “publicly quoted, traded or listed on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided, however, that (i) the definitions of “Tender Offer”, “Tender Offer Date” and “Announcement Date” in Section 12.1 of the Equity Definitions are each hereby amended by replacing the words “voting shares” with the word “Shares” and (ii) Section 12.1(d) of the Equity Definitions is hereby amended by replacing “ 10%” in line three thereof with “20%”; provided, further, that any calculation of the relevant number of Shares with respect to any acquisition by a holder of Class B Shares as of the Trade Date shall exclude (x) any Shares that such holder has the right to obtain as of the Trade Date solely as a result of holding Class B Shares (as defined below) and (y) any Shares received solely upon conversion of Class B Shares held as of the Trade Date into Shares.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of
Combined Consideration:	Not Applicable

Any adjustment to the terms of the Transaction hereunder and the determination of any amounts due upon termination of the Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder.

Announcement Event:	(i) The public announcement by (x) Issuer or a Valid Third Party Entity of any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) Issuer or a Valid Third Party Entity of any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 30% of the market capitalization of Issuer as of the date of such announcement (a “Significant Transaction”) or (z) Issuer or a Valid Third Party Entity of the intention to enter into a Merger Event or Tender Offer or a Significant Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that, if consummated, would be reasonably expected to include, a Merger Event or Tender Offer or a Significant Transaction or (iii) any subsequent public announcement by Issuer or any Valid Third Party Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions (without the modifications under the caption “Tender Offer” above but with (x) the addition of the words “, voting power or Shares” following the words “voting shares” in such Section 12.1(d) and (y) the replacement of “10%” in the third line of such Section 12.1(d) with “20%”; provided that any calculation of the relevant number of Shares with respect to any acquisition by a holder of Class B Shares as of the Trade Date shall exclude (x) any Shares that such holder has the right to obtain as of the Trade Date solely as a result of holding Class B Shares (as defined below) and (y) any Shares received solely upon conversion of Class B Shares held as of the Trade Date into Shares).

Valid Third Party Entity:	In respect of any transaction, any third party (i) whose announcement is reasonably determined by the Calculation Agent to have had a material economic effect on the Shares and/or options on the Shares and (ii) that is the entity, or an affiliate or agent of the entity, that is, or would be, a party to the relevant transaction or event.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (w) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the words “(unless the Rehypothecation Condition is satisfied)” shall be inserted immediately after the phrase “stock loan rate” in the sixth line, (y) the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line and (z) for the avoidance of doubt, the Calculation Agent may determine whether the relevant Announcement Event has had a material effect on the Transaction (and, if such effect is material, shall adjust the terms of the Transaction accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Valuation Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment

In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Limitation on Certain Adjustments:	Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, no adjustment solely to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction as a result of a Potential Adjustment Event, an Extraordinary Event or otherwise shall increase the Number of Shares for any Component. Notwithstanding any provision of the Equity Definitions or this Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of such Transaction, in which case an Additional Termination Event shall be deemed to have occurred, with the terminated Transaction being the Affected Transaction and Counterparty being the sole Affected Party, and Section 6 of the Agreement shall apply to such Affected Transaction.

Additional Disruption Events:

Change in Law:	Applicable; provided that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation,”; (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”; and (iii) adding the words “ provided that in the case of clause (Y) hereof, the consequence of such law, regulation or interpretation is applied by Morgan Stanley in a consistent manner in similar transactions;” after the semi-colon in the last line thereof. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(b)(vi) of the Equity Definitions.

Insolvency Filing:	Applicable

Increased Cost of Hedging:	Applicable; provided that: (i) Section 12.9(a)(vi) of the Equity Definitions is hereby amended by replacing the words “the equity price risk” in the fifth line thereof with the phrase “the currency risk or, solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) as provided in the last sentence opposite the caption “Change in Law” in the relevant Confirmation, the equity price risk”; and (ii) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by inserting immediately following the word “Transaction” in clause (C) thereof, the words “or, at the option of the Hedging Party, the portion of the Transaction affected by such Increased Cost of Hedging”.

Hedging Disruption:	Applicable; provided that: (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the phrase “the currency risk or” immediately after the word “hedge” in the third line thereof and (b) inserting the following two sentences at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “if all of the Transaction is affected by such Hedging Disruption or, if less than all of the Transaction is so affected, the portion of the Transaction affected by such Hedging Disruption”; provided, further that it shall not be a Hedging Disruption if such inability occurs solely due to the deterioration of the creditworthiness of the Hedging Party.

Rehypothecation Condition:	As of any time, if Morgan Stanley has the right to Rehypothecate a number of Collateral Shares equal to the Hedging Shares in respect of the Transaction under this Confirmation (not to exceed the Aggregate Number of Shares for each Tranche of such Transaction, and without taking into account the effect of Section 3(a) of this Confirmation) and for which the representations and agreements set forth in Section 9.11 of the Equity Definitions are true and satisfied, the Rehypothecation Condition shall be satisfied.

Increased Cost of Stock Borrow:	Applicable only if the Rehypothecation Condition is not satisfied; provided that Section 12.9(b)(v) of the Equity Definitions is hereby amended by inserting in the eleventh line thereof, after the words “to terminate the Transaction”, the words “if all of the Transaction is affected by such Increased Cost of Stock Borrow or, if less than all of the Transaction is so affected, the portion of the Transaction affected by such Increased Cost of Stock Borrow”.

Initial Stock Loan Rate:	0 basis points per annum

Loss of Stock Borrow:	Applicable only if the Rehypothecation Condition is not satisfied; provided that Section 12.9(b)(iv) of the Equity Definitions is hereby amended by inserting in the eleventh line thereof, after the words “ to terminate the Transaction”, the words “ if all of the Transaction is affected by such Loss of Stock Borrow or, if less than all of the Transaction is so affected, the portion of the Transaction affected by such Loss of Stock Borrow”.

Maximum Stock Loan Rate:	200 basis points per annum

Hedging Party:	Morgan Stanley for all applicable Additional Disruption Events; provided that, when making any determination or calculation as Hedging Party, Morgan Stanley shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent. Upon receipt of written request from Counterparty following any determination or calculation made by Hedging Party hereunder, Hedging Party shall, with reasonable promptness (but in any event within four (4) Scheduled Trading Days from the receipt of such request), provide Counterparty with a written explanation describing, in reasonable detail, such determination or calculation (including any market data or information from internal sources used in arriving at such determination or calculation, but without disclosing Hedging Party’s models or information that is proprietary or that Morgan Stanley is subject to contractual, legal or regulatory obligations not to disclose).

Determining Party:	Morgan Stanley for all applicable Extraordinary Events and Additional Disruption Events; provided that, when making any determination or calculation as Determining Party, Morgan Stanley shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent. Upon receipt of written request from Counterparty following any determination or calculation made by Determining Party hereunder, Determining Party shall, with reasonable promptness (but in any event within four (4) Scheduled Trading Days from the receipt of such request), provide Counterparty with a written explanation describing, in reasonable detail, such determination or calculation (including any market data or information from internal sources used in arriving at such determination or calculation, but without disclosing Determining Party’s models or information that is proprietary or that Morgan Stanley is subject to contractual, legal or regulatory obligations not to disclose).

Non-Reliance:

Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable

2.	ADDITIONAL TERMS:

(a)	Credit Support Provider

Morgan Stanley: Not applicable.

Counterparty: Not applicable

(b)	Credit Support Documents:

Morgan Stanley:	Not applicable.

Counterparty:	Applicable. The Security Annex shall be a “Credit Support Document” for purposes of the Transaction.

(c)	Calculation Agent: Morgan Stanley, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner; provided that, following the occurrence of an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Morgan Stanley is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter equity derivatives market to act as the substitute Calculation Agent and, in the case of the designation of a substitute Calculation Agent pursuant to this proviso, Morgan Stanley shall be required to pay all reasonable fees charged by such substitute Calculation Agent for the performance of the duties required of it hereunder. Upon receipt of written request from Counterparty following any calculation, adjustment or determination made by Calculation Agent hereunder, Calculation Agent shall, with reasonable promptness (but in any event within four (4) Scheduled Trading Days from the receipt of such request), provide Counterparty with a written explanation describing, in reasonable detail, such calculation, adjustment or determination (including any market data or information from internal sources used in arriving at such calculation, adjustment or determination, but without disclosing Calculation Agent’s models or information that is proprietary or that Morgan Stanley is subject to contractual, legal or regulatory obligations not to disclose).

(d)	Delivery of Collateral Shares: On or before the Trade Date, Pledgor shall:

(i)	take all actions within its control to cause a number of Shares at least equal to the Aggregate Number of Shares for all Tranches of the Transaction under the Agreement to be credited to the Collateral Account;

(ii)	deliver a copy of the Control Agreement (as defined in Annex B), duly executed by the parties thereto; and

(iii)	deliver the results of tax, judgment and lien searches on Counterparty, in a form and substance reasonably satisfactory to Morgan Stanley.

(e)	Section 2(a): The terms of Section 2(a) of the Agreement are amended by the addition of the following subclause (iv):

“(iv) In addition to the conditions precedent set forth in Section 2(a)(iii), if applicable, each obligation of each party under Section 2(a)(i) is subject to the condition precedent that no Termination Event has occurred and is continuing with respect to which the other party is the sole Affected Party and with respect to which the Transaction is the Affected Transaction.”

(f)	Additional Representations, Warranties and Agreements of Counterparty: Counterparty hereby represents and warrants to, and agrees with, Morgan Stanley as of the Trade Date (and, with respect to clause (v) below, as of the Hedge Commencement Date (as defined in the Annex A)) that:

(i)	Material Nonpublic Information. Counterparty is not aware of any material non-public information regarding Issuer, the Shares, or the Class B common shares of Issuer (“Class B Shares”). Counterparty is entering into this Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Counterparty has not entered into or altered, and will not enter into or alter, any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

(ii)	Eligible Contract Participant. Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended (the “CEA”)).

(iii)	Qualified Investor. Counterparty is a “qualified investor” within the meaning of Section 3(a)(54) of the Exchange Act.

(iv)	No Violation or Conflict. Without limiting any representation contained in Section 3(a)(iii) of the Agreement, Counterparty represents that the execution, delivery and performance of the Agreement and any other documentation relating to the Agreement to which it is a party do not violate or conflict with any of the terms or provisions of any stockholders’ agreement, investor rights agreement, lockup agreement, registration rights agreement or co-sale agreement binding on Counterparty or affecting Counterparty or any of its assets. Other than the filing with the Securities and Exchange Commission (the “SEC”) of a notice on Form 144 in the manner contemplated by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and the filing with the SEC of an amended Schedule 13D to reflect the occurrence of this Transaction, no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation.

(v)	Collateral Shares.

(A)	Counterparty owns, and at all times prior to the release of the Collateral Shares pursuant to the terms of the Security Annex will own (subject to any Rehypothecation pursuant to Section 6 of the Security Annex), the Collateral Shares free and clear of any Security Interest (other than the Security Interests created under the Security Annex or as may be granted in favor of the Custodian pursuant to the Control Agreement or any lien routinely imposed on all securities in a relevant clearing system) or Transfer Restrictions (other than the Existing Transfer Restrictions).

(B)	No financing statement, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral Shares is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Security Interest on any Collateral Share.

(C)	Counterparty’s holding period (calculated in accordance with Rule 144(d) under the Securities Act) with respect to the Collateral Shares commenced more than one year before the Trade Date.

(D)	In each case except as a result of any Rehypothecation pursuant to Section 6 of the Security Annex, Counterparty (x) has not created or permitted to exist and will not create or permit to exist any Security Interest (other than the Security Interests created under the Security Annex or as may be granted in favor of the Custodian pursuant to the Control Agreement or any lien routinely imposed on all securities in a relevant clearing system) or any Transfer Restriction (other than the Existing Transfer Restrictions) upon or with respect to the Collateral Shares, (y) has not sold or otherwise disposed of, or granted any option and will not sell or otherwise dispose of, or grant any option, with respect to, any of the Collateral Shares or (z) has not entered into or consented to and will not enter into or consent to any agreement (other than, in the case of clause (I), this Confirmation or the Security Annex) that (I) restricts or inhibits in any manner the rights of any present or future owner of any Collateral Share with respect thereto or (II) pursuant to which any person other than Counterparty, Morgan Stanley and the Custodian has or will have Control (as defined in the Security Annex) in respect of any Collateral.

(E)	Counterparty has not performed and will not perform any acts that may reasonably be expected to prevent Morgan Stanley from enforcing any of the terms of the Security Annex or that may reasonably be expected to limit Morgan Stanley in any such enforcement, it being understood that this provision shall in no event be interpreted as relieving Morgan Stanley from complying with the terms of the Security Annex and applicable law nor limit Counterparty from availing itself of any rights and remedies under the Security Annex or applicable law.

For purposes of this provision and the Security Annex:

(a)	“Security Interest” means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

(b)	“Transfer Restriction” means, with respect to any Collateral Shares, any condition to or restriction on the ability of the owner thereof to sell, assign or otherwise transfer such Collateral Shares or enforce the provisions thereof or of any document related thereto whether set forth in such Collateral Shares itself or in any document related thereto, including, without limitation:

(i)	any requirement that any sale, assignment or other transfer or enforcement of such Collateral Shares be consented to or approved by any person, including, without limitation, Issuer or any other person;

(ii)	any limitations on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such Collateral Shares;

(iii)	any requirement of the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any person to the issuer of, any other obligor on or any registrar or transfer agent for, such Collateral Shares, prior to the sale, pledge, assignment or other transfer or enforcement of such Collateral Shares (other than any such requirement that has been satisfied on or prior to the Trade Date); and

(iv)	any registration or qualification requirement or prospectus delivery requirement for such Collateral Shares pursuant to any relevant securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such security being a “restricted security” or Counterparty being an “affiliate” of Issuer, as such terms are defined in Rule 144 under the Securities Act), provided that the required delivery of any assignment, instruction or entitlement order from the seller, Counterparty, assignor or transferor of such Collateral Shares, together with any evidence of the corporate or other authority of such person, shall not constitute such a Transfer Restriction; and

(c)	“Existing Transfer Restrictions” means Transfer Restrictions existing with respect to any Collateral Shares by virtue of the fact that Counterparty is an “affiliate,” within the meaning of Rule 144 under the Securities Act, of Issuer and that the Collateral Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, in each case until such time as Morgan Stanley or its affiliate has completed the sale of the Additional Securities in accordance with Section 2(i) below.

(vi)	Further Assurances. From time to time from and after the Trade Date through the Settlement Date or the Cash Settlement Payment Date, as the case may be, for the Component with the latest Valuation Date, Counterparty shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper and advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Agreement and this Confirmation in accordance with the terms and conditions hereof and thereof, including (A) using reasonable best efforts to remove any legal impediment to the consummation of such transactions and (B) the execution and delivery of all such deeds, agreements, assignments and further instruments of transfer and conveyance necessary, proper or advisable to consummate and make effective the transactions contemplated by the Agreement and this Confirmation in accordance with the terms and conditions hereof and thereof.

(vii)	Notice. Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party or a Termination Event in respect of which it would be an Affected Party, notify Morgan Stanley within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(viii)	Transactions in the Shares. As of the Trade Date, the Aggregate Number of Shares for all Tranches of the Transaction under the Agreement does not exceed the number of Shares that Counterparty is permitted to sell in accordance with Rule 144(e)(1) under the Securities Act. From the date three months prior to the Trade Date until the date that is 15 calendar days following the the Hedge Completion Date (as defined in Annex A), neither Counterparty nor any affiliate of Counterparty nor any person who would be considered to be the same “person” as Counterparty or “act[ing] in concert” with Counterparty (as such terms are used in clauses (a)(2) and (e)(3)(vi) of Rule 144 under the Securities Act) has sold or will, without the prior written consent of Morgan Stanley, sell, other than the Permitted Sale, or hedge (through swaps, options, short sales or otherwise) any long position in, any Shares. Counterparty has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of Shares that Morgan Stanley (or an affiliate of Morgan Stanley) may effect in establishing Morgan Stanley’s initial Hedge Positions. Except as provided herein, Counterparty has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of Shares that Morgan Stanley (or an affiliate of Morgan Stanley) may effect in establishing Morgan Stanley’s initial Hedge Positions. Counterparty does not know or have any reason to believe that Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144 under the Securities Act. Issuer is not, and has not been, a shell issuer as that term is defined in Rule 144(i)(1). For the purposes of this section, Shares shall be deemed to include securities convertible into or exchangeable or exercisable for Shares. “Permitted Sale” means the sale of Shares by Counterparty pursuant to that certain share purchase agreement with Itau Unibanco S.A. dated as of May 11, 2017, so long as such sale of Shares does not reduce the number of Shares that Counterparty is permitted to sell in accordance with Rule 144(e)(1) under the Securities Act. Except with Morgan Stanley’s prior written consent, Counterparty will not purchase or sell, or hedge (through swaps, options, short sales or otherwise) any long or short position in any Shares or enter into any derivative transactions on Shares with valuation periods that may result in market activity in the Shares by counterparties (or their affiliates) to such derivative transactions, in each case on any Valuation Date.

(ix)	Issuer Corporate Policy. None of the transactions contemplated herein will violate any corporate policy of Issuer or other rules or regulations of Issuer applicable to Counterparty or its affiliates, including, but not limited to, Issuer’s window period policy.

(x)	Reporting. Counterparty is and, after giving effect to the Transaction, will be in compliance with its reporting obligations under Section 13 of the Exchange Act in respect of the Shares, and Counterparty will provide Morgan Stanley with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.

(xi)	Form 144 Filing. Counterparty shall, on the Trade Date, send or cause to be sent to the SEC, a notice on Form 144 relating to the Transaction contemplated hereby in form and substance that Morgan Stanley has informed Counterparty is reasonably acceptable to Morgan Stanley.

(xii)	Sanctions.

(A)	Counterparty is not and will not become a Sanctioned Person, and no individual or entity acting on behalf of Counterparty in the negotiation, execution, or implementation of this Confirmation is or will become a Sanctioned Person, in each case if such would result in a violation of, or constitute Sanctionable Activity under, Sanctions with respect to any individual or entity participating in the transactions contemplated by this Confirmation.

(B)	Counterparty represents and warrants that Counterparty will not, directly or indirectly, use the proceeds of the Transaction, or lend, contribute or otherwise make available such proceeds, to any subsidiary, agent, joint venture partner, or other individual or entity:

(I)	to fund or facilitate any activities or business of, with, in, or relating to any Sanctioned Person or Sanctioned Territory, or

(II)	in any other manner,

in each case if such would result in a violation of, or constitute Sanctionable Activity under, Sanctions with respect to any individual or entity in connection with the transactions contemplated by this Confirmation.

(C)	Counterparty shall not permit any Sanctioned Person or Sanctioned Territory to have any direct or indirect interest in or connection to any funds repaid or remitted by Counterparty in connection with this Confirmation that would result in a violation of Sanctions by, Sanctionable Activity by, or a restriction on the use of such funds with respect to, any individual or entity participating in the transactions contemplated hereby.

(D)	The parties acknowledge and agree that the provisions of this Section 2(f)(xii) apply only to the transactions contemplated by this Confirmation and are not intended to restrict or prohibit any party from dealing with any individual or entity using means and resources not implicating this Confirmation. The parties further acknowledge and agree that any breach of this Section 2(f)(xii) would constitute a material change to the expected allocation of commercial risks and benefits pursuant to this Confirmation.

For purposes of this Section 2(f)(xii):

“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions as constituting a basis for the imposition of Sanctions against a person engaged in such activity or described by such condition.

“Sanctioned Person” means any individual or entity with whom dealings are any transaction contemplated under this Confirmation is restricted, prohibited, or sanctionable under any Sanctions, including as a result of: (a) being named on any list of individuals or entities subject to Sanctions, (b) being located, organized, or resident in, or directly or indirectly owned or controlled by the government of, any Sanctioned Territory, or (c) any direct or indirect relationship of ownership, control, or agency with, or any direct or indirect commercial dealings with, an individual or entity described in (a) or (b).

“Sanctioned Territory” means any country or territory with which dealings are broadly and comprehensively prohibited by any country-wide or territory-wide Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctions” means all national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, the United Kingdom, or the European Union, or United Nations Security Council resolutions, concerning trade and economic sanctions including embargoes; the freezing or blocking of assets of targeted individuals or entities; or other restrictions on exports, imports, investment, payments, or other transactions targeted at particular individuals, entities or countries, including any Laws threatening to impose such trade and economic sanctions on any person for engaging in proscribed or targeted behavior.

(xiii)	Suitability. (a) Counterparty is a sophisticated, professional investor that has knowledge of, and has prior experience engaging in, transactions such as the Transaction and has made its own independent legal, tax, accounting and financial evaluation of the merits and risks of the Transaction, (b) Counterparty understands that Morgan Stanley is neither endorsing nor recommending the Transaction, (c) Counterparty has not relied on any representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise of Morgan Stanley (or any affiliate of Morgan Stanley) or any of their respective officers, directors, affiliates or employees in connection with the Transaction or the transactions contemplated thereby, and (d) Counterparty has obtained what it considers adequate information in order to make an informed decision with respect to proceeding with the Transaction.

(xiv)	Investment Company. Counterparty is not, and after giving effect to the Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xv)	Institutional Suitability. Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any of Morgan Stanley, its affiliates or their respective associated persons, unless it has otherwise notified Morgan Stanley in writing; and (C) has total assets of at least $50 million as of the date hereof.

(xvi)	Solvency. Counterparty represents and warrants that (i) the present fair market value of its assets exceeds the total amount of its liabilities (including contingent liabilities), (ii) it is not engaged and is not about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction, (iii) it does not intend to incur or believe that it will incur debts that would be beyond its ability to pay as they become due and (iv) it will not be rendered insolvent by the grant of security hereunder. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(xvii)	Brazilian Reais. Counterparty acknowledges that Morgan Stanley makes no representations as to the current or future legality of making or receiving payments in the Federative Republic of Brazil or in Brazilian Reais. Counterparty acknowledges that restrictions may currently exist that make local settlement in Brazilian Reais unlawful within the Federative Republic of Brazil, in which case a Local Risk Event may occur.

(g)	U.S. Private Placement Representations. Each of Morgan Stanley and Counterparty hereby represents and warrants to the other party as of the date hereof that:

(i)	It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(ii)	It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

(h)	Schedule Provisions. The Agreement is further supplemented by the following provisions:

Termination Provisions.

(i)	“Specified Entity” means with relation to Morgan Stanley, none and with relation to Counterparty, none.

(ii)	The “Cross Default” provisions of Section 5(a)(vi) of the Agreement and the “Credit Event Upon Merger” provisions of Section 5(b)(v) of the Agreement will apply to Counterparty and to Morgan Stanley; provided that (A) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (B) the following language shall be added to the end thereof “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”.

For purposes of such provisions:

(A)       “Specified Indebtedness” will have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business.

(B)       “Threshold Amount” means (i) in relation to Counterparty, USD 20,000,000, and (ii) in relation to in relation to Morgan Stanley, an amount equal to three percent (3%) of the shareholders’ equity of Morgan Stanley’s ultimate parent.

(i)	Sale of Additional Shares. Morgan Stanley agrees with Counterparty that Morgan Stanley or an affiliate of Morgan Stanley that is registered as a broker and a dealer with the SEC shall introduce into the public market a quantity of securities of the same class as the Shares (the “Additional Shares”) equal to the Aggregate Number of Shares for all Tranches hereunder, as adjusted pursuant to Annex A. Morgan Stanley agrees that the Additional Shares will be sold in compliance with Rules 144(f) and (g) under the Securities Act.

(j)	Interpretive Letters. The parties intend that this Confirmation constitutes a “binding commitment” and “Contract” as described in the letter dated December 14, 1999 submitted by Robert W. Reeder and Alan L. Beller to Michael Hyatte of the staff of the SEC (the “Staff”) to which the Staff responded in an interpretative letter dated December 20, 1999 (the “1999 Interpretive Letter”) or “contracts” as described in the letter dated November 30, 2011 submitted by Robert T. Plesnarski and Glen A. Rae to Thomas Kim of the Staff to which the Staff responded in an interpretive letter dated December 1, 2011 (the “2011 Interpretive Letter” and, together with the 1999 Interpretive Letter, the “Interpretive Letters”).

(k)	Agreement to Deliver Documents. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Morgan Stanley, prior to or upon execution of this Confirmation, the following documents, each in form and substance satisfactory to Morgan Stanley:

(i)	a copy of the constitutional documents, statutory registers and customary certificates of Counterparty;

(ii)	a copy of a resolution of the board of directors of Counterparty approving the terms of, and the Transaction contemplated by, this Confirmation and the Security Annex;

(iii)	a specimen of the signature of each person authorized on behalf of Counterparty to enter into or witness the entry into of this Confirmation and the Security Annex or to sign or send any document or notice in connection with this Confirmation and the Security Annex;

(iv)	a certificate of an authorized signatory of Counterparty, certifying that the copies of the constitutional documents, statutory registers and customary certificates specified in clause (i) above are correct, complete and in full force and effect as of a date no earlier than the date of this Confirmation;

(v)	[Reserved];

(vi)	an original or, as the case may be, a copy of each notice and other document required to be executed and sent or delivered and each acknowledgement or consent required to be obtained under the Security Annex; and

(vii)	A legal opinion of Maples Group, in form and substance satisfactory to Morgan Stanley.

Each document described in clauses (i)-(iv) and (vi) and the following sentence shall be covered by the representation set forth in Section 3(d) of the Agreement. Promptly following the Trade Date, Counterparty shall deliver to Morgan Stanley an updated register of mortgages and charges of Counterparty reflecting the Security Interests contemplated by the Security Annex.

3.       MISCELLANEOUS:

(a)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Morgan Stanley shall not exercise any right to Rehypothecate Collateral Shares under Annex B nor shall Morgan Stanley be entitled to delivery or exercise of rights and remedies under the Transaction or the Security Annex (a “Share Acquisition”) to the extent (but only to the extent) that, after such Share Acquisition, (i) the Underlying Share Percentage would exceed 9.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported Share Acquisition shall be void and have no effect to the extent (but only to the extent) that, after such Share Acquisition, (i) the Underlying Share Percentage would exceed 9.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any Share Acquisition is not made, in whole or in part, as a result of this provision, Counterparty’s obligations in respect of such Share Acquisition (and Morgan Stanley’s corresponding payment obligations) shall not be extinguished and Counterparty (and Morgan Stanley) shall fulfill such obligations as promptly as practicable after, but in no event later than one Exchange Business Day after, Morgan Stanley gives notice to Counterparty that, after such Share Acquisition, (i) the Underlying Share Percentage would not exceed 9.0% and (ii) the Share Amount would not exceed the Applicable Share Limit.

For purposes of above:

(i)	The “Underlying Share Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Morgan Stanley and any of its affiliates or any other person subject to aggregation with Morgan Stanley for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Morgan Stanley is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.

(ii)	The “Share Amount” as of any day is the number of Shares that Morgan Stanley and any person whose ownership position would be aggregated with that of Morgan Stanley (Morgan Stanley or any such person, a “Morgan Stanley Person”) under any law, rule, regulation or regulatory order or any organizational documents of Issuer or any agreement to which Issuer is a party that are, in each case, applicable to ownership of Shares (including Shares issuable upon conversion of Class B Shares) (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under any Applicable Restriction, as determined by Morgan Stanley in its reasonable discretion.

(iii)	The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Morgan Stanley Person, or would result in an adverse effect on a Morgan Stanley Person, under any Applicable Restriction, as determined by Morgan Stanley in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(b)	Right to Divide and Extend. Morgan Stanley may: (x) divide any Component into additional Components and designate the Valuation Date and the Number of Shares for each such Component and/or (y) postpone, in whole or in part, any Valuation Date or any other date of valuation or delivery with respect to the whole or any part of any one or more Component (in which each such event the Calculation Agent shall make appropriate adjustments to the Number of Shares with respect to such Components) if Morgan Stanley determines, in its commercially reasonable judgment and, in respect of clause (ii) below, based on advice of counsel, that such division and/or extension is reasonably necessary or appropriate (i) to preserve Morgan Stanley’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to the Trade Date) or (ii) to enable Morgan Stanley to effect purchases or sales of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Morgan Stanley (so long as any such policies and procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied in a consistent manner in similar transactions).

(c)	Amendments to the Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i)	Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with “a material economic” and adding the following words at the end thereof “or options on such Shares”;

(ii)	Section 11.2(c) of the Equity Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “a material economic”, and (y) deleting the phrase “for that diluting or concentrative effect (provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “for that material economic effect (and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares, except in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B), Section 11.2(e)(iv) or Section 11.2(e)(v) of the Equity Definitions, provided that with respect to adjustments solely to account for changes in stock loan rate relative to the relevant Shares, no such adjustments may be made unless the Rehypothecation Condition is not satisfied; in the case of a Potential Adjustment Event as described in Section 11.2(e)(i), Section 11.2(e)(ii)(A), Section 11.2(e)(ii)(B) or Section 11.2(e)(v) of the Equity Definitions, adjustments may only be made for the dilutive or concentrative effect of such event and no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)	Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material economic” and adding the following words at the end thereof “or options on such Shares as a result of a corporate event involving the Issuer”;

(iv)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence;

(v)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party in writing that it is not aware of any material nonpublic information regarding Issuer, the Shares or the Class B Shares, and is making such election in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Securities Exchange Act of 1934, as amended” at the end of subsection (C); and

(vi)	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party in writing that it is not aware of any material nonpublic information regarding Issuer, the Shares or the Class B Shares, and is making such election in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Securities Exchange Act of 1934, as amended” at the end of subsection (C).

(d)	[Reserved].

(e)	Transfer or Assignment. Counterparty may not transfer any of its rights or obligations under the Transaction without the prior written consent of Morgan Stanley. Morgan Stanley may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Morgan Stanley (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Morgan Stanley’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Morgan Stanley generally for similar transactions, by Morgan Stanley or Morgan Stanley’s ultimate parent entity, or (B) with Counterparty’s consent, to any other third party; provided that, in each case (v) Counterparty will not be required, as a result of such transfer or assignment, to pay or deliver to the transferee or assignee on any payment or delivery date any payment or delivery greater than an amount that Counterparty would have been required to pay Morgan Stanley in the absence of such transfer or assignment (including, without limitation, pursuant to Section 2(d)(i)(4) of the Agreement), (w) Counterparty will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment or delivery date any payment or delivery less than the amount that Company would have been entitled to receive from Morgan Stanley in the absence of such transfer or assignment, (x) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-8 or W-9 (as applicable), and shall make such Payee Tax Representations and provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that the results described in clauses (v) and (w) will not occur upon or after such transfer and assignment, (y) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer or assignment and (z) Morgan Stanley shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Counterparty in connection with such transfer or assignment. Morgan Stanley shall provide prompt written notice to Counterparty following any such transfer or assignment. If at any time at which the Share Amount exceeds the Applicable Share Limit (if any applies) (such condition, an “Excess Ownership Position”), Morgan Stanley is unable after using its commercially reasonable efforts to effect a transfer or assignment of any Transaction hereunder to a third party on pricing terms reasonably acceptable to Morgan Stanley and within a time period reasonably acceptable to Morgan Stanley and in a manner that Morgan Stanley determines in its sole discretion is in accordance with applicable law and interpretation (including without limitation the Interpretive Letters) such that no Excess Ownership Position exists, then Morgan Stanley may designate any Exchange Business Day as an Early Termination Date with respect to a portion of such Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Morgan Stanley so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of the Transaction having terms identical to such Transaction and a Number of Shares equal to the Number of Shares for the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction.

(f)	Designation by Morgan Stanley. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Morgan Stanley to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Morgan Stanley may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Morgan Stanley’s obligations in respect of the Transaction and any such designee may assume such obligations; provided, that (x) Counterparty will not be required, as a result of such designation, to pay or deliver to the designee on any payment or delivery date any payment or delivery greater than an amount that Counterparty would have been required to pay Morgan Stanley in the absence of such designation (including, without limitation, pursuant to Section 2(d)(i)(4) of the Agreement), and (y) Counterparty will not, as a result of such designation, receive from the designee on any payment or delivery date any payment or delivery less than the amount that Company would have been entitled to receive from Morgan Stanley in the absence of such designation. Morgan Stanley shall be discharged of its obligations to Counterparty to the extent of any such performance.

(g)	Non-confidentiality. The parties hereby agree that effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Morgan Stanley and its affiliates to Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Morgan Stanley or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information.

Each party hereby consents to the disclosure of information:

(i)	solely to the extent required under, or made in accordance with, the provisions of any applicable law, rule or regulation (as determined by the party required to make the relevant disclosure), including, without limitation, (1) the Market Abuse Regulation and any reporting or disclosure obligations or requirements in connection with dealings or interests in the Shares, and (2) the European Market Infrastructure Regulation (“EMIR”), EMIR (including any regulations made pursuant to EMIR) as it forms part of “retained EU law” as defined in the European Union (Withdrawal) Act 2018 (as amended from time to time) (“UK EMIR”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”) and any applicable supporting law, rule or regulation (“Reporting Regulation”), which mandate reporting and/or retention of transaction and similar information or to the extent required under, or made in accordance with, any order or directive in relation to (and including) such Reporting Regulation regarding reporting and/or retention of transaction and similar information issued by any authority or body or agency in accordance with which the other party is required or accustomed to act (“Reporting Requirements”); and

(ii)	to and between the other party’s head office, branches or Affiliates, or any persons or entities who provide services to such other party or its head office, branches or Affiliates, in each case, solely in connection with such Reporting Requirements. Each party acknowledges that pursuant to the relevant Reporting Regulation, regulators require reporting of trade data to increase market transparency and enable regulators to monitor systemic risk to ensure safeguards are implemented globally.

Each party acknowledges that:

(A)	disclosures made pursuant to this section may include, without limitation, the disclosure of trade information including a party’s identity (by name, address, corporate affiliation, identifier or otherwise) to any trade repository registered or recognized in accordance with the relevant Reporting Regulation, including Article 55 of EMIR and UK EMIR, Article 77 of EMIR and UK EMIR or with the Commodity Futures Trading Commission Rule published on September 1, 2011 with respect to Swap Data Repositories (76 FR 54538) or one or more systems or services operated by any such trade repository (“TR”) and any relevant regulators (including without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of trade reporting under applicable U.S. laws, the European Securities and Markets Authority and national regulators in the European Union) under the Reporting Regulation;

(B)	such disclosures could result in certain anonymous transaction and pricing data becoming available to the public;

(C)	for purposes of complying with regulatory reporting obligations, a party may use a third party service provider to transfer trade information into a TR and any such TR may engage the services of a global trade repository regulated by one or more governmental regulators; and

(D)	disclosures made pursuant hereto may be made to recipients in a jurisdiction other than that of the disclosing party or a jurisdiction that may not necessarily provide an equivalent or adequate level of protection for personal data as the counterparty’s home jurisdiction.

For the avoidance of doubt, (x) to the extent that applicable non-disclosure, confidentiality, bank secrecy, data privacy or other law imposes non-disclosure requirements on transaction and similar information required or permitted to be disclosed as contemplated herein but permits a party to waive such requirements by consent, the consent and acknowledgements provided herein shall be a consent by each party for purposes of such law; (y) any agreement between the parties to maintain confidentiality of information contained herein or in any non-disclosure, confidentiality or other agreement shall continue to apply to the extent that such agreement is not inconsistent with the disclosure of information in connection with the Reporting Requirements as set out herein; and (z) nothing herein is intended to limit the scope of any other consent to disclosure separately given by each party to the other party.

(h)	Securities Contract. The parties hereto intend that (i) Morgan Stanley be a financial institution within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) the Agreement and this Confirmation be a securities contract, as such term is defined in Section 741(7) of the Bankruptcy Code, (iii) each and every transfer of funds, securities and other property under the Agreement and this Confirmation be a settlement payment or a margin payment and a transfer, as such terms are used in Section 546(e) of the Bankruptcy Code, (iv) the Security Annex be a security agreement or arrangement or other credit enhancement that forms a part of and is related to such securities contract within the meaning of Section 362(b) of the Bankruptcy Code, (v) the rights given to Morgan Stanley hereunder, under the Agreement and the Security Annex upon an Event of Default constitute a contractual right to cause the liquidation, termination or acceleration of a securities contract, a contractual right to offset or net out any termination value, payment amount or other transfer obligation and a contractual right under a security agreement or arrangement or other credit enhancement, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code, and (vi) Morgan Stanley be entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(i)	Payments on Early Termination. Upon the occurrence or effective designation of an Early Termination Date in respect of the Transaction or the determination of an amount owed following occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions, if Counterparty would owe any amount to Morgan Stanley pursuant to Section 6(d)(ii) of the Agreement or any amount pursuant to Section 12.7 or 12.9 of the Equity Definitions (any such amount, a “Counterparty Payment Amount” and such event that would so result in Counterparty owing any such amount, a “Counterparty Payment Event”), then, except to the extent that Morgan Stanley proceeds to enforce the security created under the Security Annex and to apply the proceeds of such enforcement to any obligation of Counterparty hereunder and under the Agreement, on the date on which any Counterparty Payment Amount is due, in lieu of any payment or delivery of such Counterparty Payment Amount, Morgan Stanley may elect, at its option, for Counterparty to deliver to Morgan Stanley (and Morgan Stanley is authorized to transfer from Counterparty to Morgan Stanley) a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event (“Converted Property”), a number or amount of such securities or property) with a value equal to the Counterparty Payment Amount, as determined by the Calculation Agent, and for such delivery obligation to be netted and set-off against Morgan Stanley’s obligation to return Rehypothecated Shares to Pledgor, and Morgan Stanley’s obligation to return Rehypothecated Shares to the Collateral Account shall be reduced by the number of Shares so netted and set-off.

Notwithstanding any provision of the Agreement, the Equity Definitions or this Confirmation to the contrary, in determining any amount payable upon the occurrence of an Early Termination Date or a cancellation or termination of the Transaction pursuant to Article 12 of the Equity Definitions, Morgan Stanley in its commercially reasonable discretion may specify that the party determining such amount shall use a risk bid price or a closing price, volume-weighted average price or other market price for the Shares determined by the Calculation Agent or Determining Party, as the case may be, in good faith and a commercially reasonable manner over a period reasonably determined by the Calculation Agent or Determining Party, as the case may be.

(j)	Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

(k)	Choice of Law. This Confirmation shall in all respects be construed in accordance with and governed by the laws of the State of New York (without reference to choice of law doctrine); provided that as to Collateral located in any jurisdiction other than the State of New York, the Secured Party shall have, in addition to any rights under the laws of the State of New York, all of the rights to which a secured party is entitled under the laws of such other jurisdiction.

(l)	Agreements and Acknowledgments Regarding Hedging. Counterparty understands, acknowledges and agrees that:

(i)	at any time on and prior to the final Valuation Date, Morgan Stanley and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its hedge position with respect to the Transaction;

(ii)	Morgan Stanley and its affiliates also may be active in the market for Shares or other securities or options or futures contracts or swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(iii)	Morgan Stanley shall make its own determination as to whether, when or in what manner any hedging or market activities in relation to the Transaction shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(iv)	any market activities of Morgan Stanley and its affiliates with respect to the Transaction may affect the market price and volatility of Shares, as well as the Settlement Price, each in a manner that may be adverse to Counterparty.

(m)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(n)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or sent by email.

(i)       Notices to Counterparty shall be directed as follows:

To:	XP Control LLC
PO Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands
Attention:	Fabrício Almeida and Bruno Constantino
Email:	juridico@xpi.com.br

(ii)      Address for notices or communications to Morgan Stanley:

Address:	c/o Morgan Stanley & Co. LLC
1585 Broadway, 4th Floor
New York, NY 10036

and

Avenida Brigadeiro Faria Lima, 3600
Floor 06
São Paulo, Brazil 04538-132

Attention:	Joel Carter
Eduardo Mendez
Email:	Joel.Carter@morganstanley.com
Eduardo.Mendez@morganstanley.com

  with mandatory copy to:

  E-mail: nycd-notices@morganstanley.com

(o)	Account for Payments to Morgan Stanley: To be provided.

(p)	Amendment and Waiver: Any provision of this Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Counterparty and Morgan Stanley or, in the case of a waiver, by the party against whom the waiver is to be effective.

(q)	Counterparts: This Confirmation (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by electronic mail), each of which will be deemed an original.

(r)	Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” as used in Section 3(t) of this Confirmation (Payer Tax Representation) and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(s)	QFC Stay Terms. The parties agree that (i) to the extent that prior to the date hereof the parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” Morgan Stanley and the Custodian shall each be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this section. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this section without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this section, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

For the purpose of the foregoing, “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

(t)	Payer Tax Representation. For the purpose of Section 3(e) of the Agreement, Morgan Stanley and Counterparty each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement and any payment in respect of Cash Dividends) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(u)	Payee Tax Representations.

(i)	For purposes of Section 3(f) of the Agreement, Morgan Stanley makes the following representations:

(A)	Morgan Stanley is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. income tax purposes and a “non-U.S. branch of a foreign person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(B)	Morgan Stanley is fully eligible for the benefits of the “Other Income” provision of the Specified Treaty with respect to any payment described in such provision and received or deemed to be received by it in connection with the Agreement and no such payment is attributable to a trade or business carried on through a permanent establishment in the Specified Jurisdiction. “Specified Treaty” means the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains. “Specified Jurisdiction” means with respect to Morgan Stanley, the United States of America.

(C)	Morgan Stanley is a “qualified derivatives dealer” (as that term is used in section 1.871-15(q) of the United States Treasury Regulations).

(ii)	For purposes of 3(f) of the Agreement, Counterparty makes the following representation:

(A)	Counterparty is a “foreign person” (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for U.S. income tax purposes and a “non-U.S. branch of a foreign person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(v)	Agreement to Deliver Documents.

(i)	For the purpose of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Counterparty agrees to deliver a properly completed U.S. Internal Revenue Service Form W-8BEN-E (or any successor of such Form) and any required attachments thereto (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Morgan Stanley, and (iii) promptly upon learning that the information on any such previously delivered form has become invalid, inaccurate or incorrect.

(ii)	For the purpose of Sections 4(a)(i) and 4(a)(ii) of the Agreement, Morgan Stanley agrees to deliver a properly completed U.S. Internal Revenue Service W-8BEN-E and any required attachments thereto (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Counterparty, and (iii) promptly upon learning that the information on any such previously delivered form has become invalid, inaccurate or incorrect.

(w)	HIRE Act Protocols. The parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement as if set forth in full herein.

(x)	Role of Agent. Morgan Stanley & Co. LLC (“Agent”) is acting as agent for all parties but does not guarantee the performance of any party. (i) Neither Morgan Stanley nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of Agent; (ii) Agent, Morgan Stanley and Counterparty each hereby acknowledges that any transactions by Morgan Stanley or Agent with respect to Shares will be undertaken by Morgan Stanley as principal for its own account; (iii) all of the actions to be taken by Morgan Stanley and Agent in connection with the Transaction shall be taken by Morgan Stanley or Agent independently and without any advance or subsequent consultation with Counterparty; and (iv) Agent is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction. Morgan Stanley is not a member of the Securities Investor Protection Corporation (“SIPC”).

(y)	Acknowledgment Regarding Certain UK Resolution Authority Power. Morgan Stanley is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority and the PRA, and is subject to the Bank of England’s resolution authority powers, as contained in the EU Bank Recovery and Resolution Directive, and transposed in the UK by the Banking Act 2009. The powers include the ability to (a) suspend temporarily the termination and security enforcement rights of parties to a qualifying contract, and/or (b) bail-in certain liabilities owed by Morgan Stanley, including the writing-down of the value of certain liabilities and/or the conversion of such liabilities into equity holdings (as described in further detail below). Pursuant to PRA requirements, Morgan Stanley is required to ensure that counterparties to certain agreements it enters into which are governed by non-English law contractually recognize the validity and applicability of the above-mentioned resolution powers, in order to ensure their effectiveness in cross border scenarios.

The terms of this section apply only to the Transaction and constitute our entire agreement in relation to the matters contained in this section, and do not extend or amend the resolution authority powers of the Bank of England or any replacement authority. The terms of this section may not be amended by any other agreements, arrangements or understandings among Morgan Stanley and Counterparty. By signing this Confirmation for the Transaction, Counterparty acknowledges and agrees that, notwithstanding the governing law of the Transaction, the Transaction is subject to, and Counterparty will be bound by the effect of an application of, the Bank of England’s (or replacement resolution authority’s) powers to (a) stay termination and/or security enforcement rights, and (b) bail-in liabilities.

(z)	ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol. Each of Morgan Stanley and Counterparty agrees, in consideration of the mutual promises and agreements contained herein, that, with respect to the other party only and with effect from the date of this Confirmation, it will be bound by the provisions of the Attachment to the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol as published by the International Swaps and Derivatives Association, Inc. on 19 July 2013 and available on the ISDA website (www.isda.org) (the “PDD Protocol”) as though it had adhered to such PDD Protocol in accordance with the requirements therein and on the basis that (terms used but not otherwise defined in this section shall have the meanings set out in the PDD Protocol):

(i)	Morgan Stanley is a Portfolio Data Sending Entity;

(ii)	Counterparty is a Portfolio Data Receiving Entity;

(iii)	for the purposes of the PDD Protocol and without prejudice to any other provisions of this Confirmation or the Agreement, Local Business Day will be London for Morgan Stanley and São Paulo for Counterparty;

(iv)	none of Morgan Stanley nor Counterparty appoints an agent and/or a third party service provider for the purposes of the PDD Protocol;

(v)	Morgan Stanley agrees to deliver Portfolio Data, Notices of a discrepancy and Dispute Notices to Counterparty to the contact details specified in the Notices section of this Confirmation and Counterparty agrees to deliver Notices of a discrepancy and Dispute Notices to Morgan Stanley to the specified contact details below (in addition to the email address specified in the Notices section of this Confirmation):

(A)	Notices of a discrepancy: portfolio.matching@morganstanley.com (with a copy to: corpequityderivnotices@morganstanley.com); and

(B)	Dispute Notice: portrec@morganstanley.com (with a copy to: corpequityderivnotices@morganstanley.com).

(vi)	The parties hereby agree and acknowledge that if, following the UK’s exit from the EU and the expiry of any applicable transitional or emergency measures:

(1)       either Party is subject to UK EMIR and in respect of such Party’s rights and obligations under the Attachment, all references in the Attachment to EMIR or any specific provision of EMIR will be amended to be a reference to UK EMIR and the corresponding specific provision of UK EMIR and the Attachment will be construed accordingly;

(2)       either Party is subject to UK EMIR, disclosures made pursuant to Part II of the Attachment may include disclosures to the UK Financial Conduct Authority (or any successor), as a relevant regulator;

(3)       either Party is subject to EMIR and in respect of such party’s rights and obligations under the Attachment, all reference in the Attachment to EMIR or any specific provision of EMIR will not be amended; and

(4)       between the Parties they are subject to both of UK EMIR and EMIR, and there is a difference in the PR Period required under UK EMIR and EMIR, the regime that requires the shortest PR Period will apply to both Parties.

(aa)	ISDA EMIR Non-Financial Counterparty (NFC) Representation Protocol. All parties agree that the amendments set out in the attachment to the ISDA 2013 EMIR NFC Representation Protocol published by ISDA on 8 March 2013 and available on the ISDA website (www.isda.org) (the “NFC Protocol”) are incorporated herein as if set out in full in this Agreement but with the following amendments:

(i)	The definition of “Adherence Letter” is deleted and references to a party adhering, a party’s adherence or a party having adhered to the Protocol as a “NFC+ Party”, a “party that does not make the NFC Representation” or a “party making the NFC Representation” will be construed as such party executing this Agreement while making the statement that it is a party which is a NFC+ Party, a party that does not make the NFC Representation or a party making the NFC Representation in accordance with clause (ii) (Confirmation of status) immediately below.

(ii)       Confirmation of status.

Morgan Stanley confirms that it is a party that does not make the NFC Representation.

Counterparty confirms that it is a party making the NFC Representation.

(iii)       The definition of “effectively delivered” is amended by replacing the words “the Adherence Letter” with the words “the Agreement”.

(iv)       Counterparty Manager is not applicable.

(v)       For the purposes of the definition of “effectively delivered”, Morgan Stanley’s address details to which any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice should be delivered are: corpequityderivnotices@morganstanley.com. For the purposes of the definition of “effectively delivered”, Counterparty’s address details to which any Clearing Status Notice, Non-Clearing Status Notice, NFC+ Representation Notice, NFC Representation Notice or Non-representation Notice should be delivered are juridico@xpi.com.br.

(vi)       The definition of “Protocol” is deleted.

(vii)       Counterparty hereby confirms that it is a third country entity that would be a non-financial counterparty under the clearing threshold if it were established in the United Kingdom for the purposes of UK EMIR.

(bb)	2015 Universal Resolution Stay Protocol. The terms of the ISDA 2015 Universal Resolution Stay Protocol are incorporated into and form part of the Agreement, and the Agreement shall be deemed a Covered Agreement for purposes thereof. In the event of any inconsistencies between the Agreement and the Protocol, the Protocol will prevail.

(cc)	Process Agent. For the purpose of Section 13(c) of the Agreement, Counterparty appoints XP Investments US, LLC, 55 West 46th Street, 30th Floor, New York, NY 10036, as its Process Agent.

(dd)	Schedule 1. Morgan Stanley is providing the information statement in Schedule 1 to this Confirmation to Counterparty, and for convenience, has included such information statement in Schedule 1 to this Confirmation, provided that Schedule 1 shall not otherwise form part of this Confirmation and shall be deemed to be a separate document from this Confirmation.

[Signature pages follow]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to Morgan Stanley.

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Gautier Martin-Regnier
Name: Title:	Gautier Martin-Regnier Managing Director

MORGAN STANLEY & CO. LLC, as Agent

By:	/s/ Darren McCarley
Name: Title:	Darren McCarley Managing Director

[Signature Page to Confirmation]

Confirmed a s of the date first above written:

XP CONTROL LLC

By:	/s/ Fabricio Cunha de Almeida
Name:	Fabricio Cunha de Almeida
Title:	Manager

By:	/s/ Bernardo Amaral Botelho
Name:	Bernardo Amaral Botelho
Title:	Manager

[Signature Page to Confirmation]

Schedule 1

Information Statement in accordance with Article 15 of the Securities Financing
Transactions Regulation

This Information Statement is provided for information purposes only and does not amend or supersede the express terms of any Transaction, Collateral Arrangement or any rights or obligations you may have under applicable law, create any rights or obligations, or otherwise affect your or our liabilities and obligations.

1. Introduction

You have received this Information Statement because you have entered into or may hereafter enter into one or more title transfer collateral arrangements or security collateral arrangements containing a right of use (together, "Collateral Arrangements") with us.

This Information Statement has been prepared to comply with Article 15 of the Securities Financing Transactions Regulation by informing you of the general risks and consequences that may be involved in consenting to a right of use of collateral provided under a security collateral arrangement or of concluding a title transfer collateral arrangement ("Re-use Risks and Consequences"). The information required to be provided to you pursuant to Article 15 of the Securities Financing Transactions Regulation relates only to Re-use Risks and Consequences, and so this Information Statement does not address any other risks or consequences that may arise as a result of your particular circumstances or as a result of the terms of particular Transactions.1

This Information Statement is not intended to be, and should not be relied upon as, legal, financial, tax, accounting or other advice. Unless otherwise expressly agreed in writing, we are not providing you with any such legal, financial, tax, accounting or other advice and you should consult your own advisors for advice on consenting to a right of use of collateral provided under a security collateral arrangement or on concluding a title transfer collateral arrangement, including the impact on your business and the requirements of, and results of, entering into any Transaction.

_____________________

1 Note: Firms that have given other disclosures in relation to Collateral Arrangements (e.g., under Art 39 EMIR) may wish to cross-refer to those disclosures here.

Schedule - 1

Appendix 2 sets out an indicative (but not exhaustive) list of types of agreement that may constitute Collateral Arrangements.

In this Information Statement2:

•	"we", "our", "ours" and "us" refer to the provider of this Information Statement that may conduct Transactions with you (or, where we are acting on behalf of another person, including where that person is an affiliate, that person);

•	"you", "your" and "yours" refer to each of the persons to which this Information Statement is delivered or addressed in connection with entering into, continuing, executing or agreeing upon the terms of Transactions with us (or, where you are acting on behalf of other persons, each of those persons);

•	"right of use" means any right we have to use, in our own name and on our own account or the account of another counterparty, financial instruments received by us by way of collateral under a security collateral arrangement between you and us;

•	"Securities Financing Transactions Regulation" means Regulation (EU) 2015/2365 of the European Parliament and of the Council of 25 November 2015 on transparency of securities financing transactions and of reuse and amending Regulation (EU) No 648/2012 (as amended from time to time);

•	"Transaction" means a transaction entered into, executed or agreed between you and us under which you agree to provide financial instruments as collateral, either under a security collateral arrangement or under a title transfer collateral arrangement;

•	"financial instruments", "security collateral arrangement" and "title transfer collateral arrangement" have the meaning given to those terms in the Securities Financing Transactions Regulation. These are set out in Appendix 1 for reference.

2. Re-use Risks and Consequences

a) Where you provide financial instruments to us under a title transfer collateral arrangement or if we exercise a right of use in relation to any financial instruments that you have provided to us by way of collateral under a security collateral

___________________

2 Note: Defined terms will need to be modified where the disclosure statement is included as an annex to an agreement.

Schedule - 2

arrangement containing a right of use, we draw your attention to the following Reuse Risks and Consequences:

i.	your rights, including any proprietary rights that you may have had, in those financial instruments will be replaced by an unsecured contractual claim for delivery of equivalent financial instruments subject to the terms of the relevant Collateral Arrangement;

ii.	those financial instruments will not be held by us in accordance with client asset rules, and, if they had benefited from any client asset protection rights, those protection rights will not apply (for example, the financial instruments will not be segregated from our assets and will not be held subject to a trust);

iii.	in the event of our insolvency or default under the relevant agreement your claim against us for delivery of equivalent financial instruments will not be secured and will be subject to the terms of the relevant Collateral Arrangement and applicable law and, accordingly, you may not receive such equivalent financial instruments or recover the full value of the financial instruments (although your exposure may be reduced to the extent that you have liabilities to us which can be set off or netted against or discharged by reference to our obligation to deliver equivalent financial instruments to you);

iv.	in the event that a resolution authority exercises its powers under any relevant resolution regime in relation to us any rights you may have to take any action against us, such as to terminate our agreement, may be subject to a stay by the relevant resolution authority and:

a)	your claim for delivery of equivalent financial instruments may be reduced (in part or in full) or converted into equity; or

b)	a transfer of assets or liabilities may result in your claim on us, or our claim on you, being transferred to different entities although you may be protected to the extent that the exercise of resolution powers is restricted by the availability of set-off or netting rights;

v.	as a result of your ceasing to have a proprietary interest in those financial instruments you will not be entitled to exercise any voting, consent or similar rights attached to the financial instruments, and even if we have agreed to exercise voting, consent or similar rights attached to any equivalent financial instruments in accordance with your instructions or the

Schedule - 3

relevant Collateral Arrangement entitles you to notify us that the equivalent financial instruments to be delivered by us to you should reflect your instructions with respect to the subject matter of such vote, consent or exercise of rights, in the event that we do not hold and are not able to readily obtain equivalent financial instruments, we may not be able to comply (subject to any other solution that may have been agreed between the parties);

vi.	in the event that we are not able to readily obtain equivalent financial instruments to deliver to you at the time required: you may be unable to fulfil your settlement obligations under a hedging or other transaction you have entered into in relation to those financial instruments; a counterparty, exchange or other person may exercise a right to buy-in the relevant financial instruments; and you may be unable to exercise rights or take other action in relation to those financial instruments;

vii.	subject to any express agreement between you and us, we will have no obligation to inform you of any corporate events or actions in relation to those financial instruments;

viii.	you will not be entitled to receive any dividends, coupon or other payments, interests or rights (including securities or property accruing or offered at any time) payable in relation to those financial instruments, although the express written terms of the relevant Collateral Arrangement or Transaction may provide for you to receive or be credited with a payment by reference to such dividend, coupon or other payment (a "manufactured payment");

ix.	the provision of title transfer collateral to us, our exercise of a right of use in respect of any financial collateral provided to us by you and the delivery by us to you of equivalent financial instruments may give rise to tax consequences that differ from the tax consequences that would have otherwise applied in relation to the holding by you or by us for your account of those financial instruments;

x.	where you receive or are credited with a manufactured payment, your tax treatment may differ from your tax treatment in respect of the original dividend, coupon or other payment in relation to those financial instruments.

Schedule - 4

b.	Where we provide you with clearing services (whether directly as a clearing member or otherwise), we draw your attention to the following additional Re-use Risks and Consequences[3]:

i.	if we are declared to be in default by an EU central counterparty ("EU CCP") the EU CCP will try to transfer ("port") your transactions and assets to another clearing broker or, if this cannot be achieved, the EU CCP will terminate your transactions;

ii.	in the event that other parties in the clearing structure default (e.g., a central counterparty, a custodian, settlement agent or any clearing broker that we may instruct) you may not receive all of your assets back and your rights may differ depending on the law of the country in which the party is incorporated (which may not necessarily be English law) and the specific protections that that party has put in place;

iii.	in some cases a central counterparty may benefit from legislation which protects actions it may take under its default rules in relation to a defaulting clearing member (e.g., to port transactions and related assets) from being challenged under relevant insolvency law.

________________

3Note: Firms which have provided separate disclosure on these risks (e.g., under Article 39 EMIR) may wish to cross refer to that disclosure or indicate where that disclosure can be found.

Schedule - 5

Appendix 1

Defined terms for the purposes of the Securities Financing Transactions Regulation:

"financial instrument" means the instruments set out in Section C of Annex I to Directive 2014/65/EU on markets in financial instruments, and includes without limitation:

1)      Transferable securities;

2)      Money-market instruments;

3)      Units in collective investment undertakings.

"title transfer collateral arrangement" means an arrangement, including repurchase agreements, under which a collateral provider transfers full ownership of financial collateral to a collateral taker for the purpose of securing or otherwise covering the performance of relevant financial obligations.

"security collateral arrangement" means an arrangement under which a collateral provider provides financial collateral by way of security in favour of, or to, a collateral taker, and where the full ownership of the financial collateral remains with the collateral provider when the security right is established.

Schedule - 6

Appendix 2

We have set out below examples of the types of agreements to which this Information Statement applies. These examples are for illustrative purposes only and should not be relied upon as a legal determination of the characterisation of each agreement. The fact that an agreement is grouped with Title Transfer Collateral Agreements below does not preclude its characterisation as a Security Collateral Arrangement with a right of use.

Title Transfer Collateral Arrangement

Such arrangements may include without limitation:

•	Overseas Securities Lender's Agreement

•	Global Master Securities Lending Agreement

•	Global Master Repurchase Agreement

•	An ISDA Master Agreement incorporating an English Law ISDA Credit Support Annex

•	An ISDA/FIA Client Cleared OTC Derivatives Addendum which provides for title transfer collateral arrangements and in particular where entered into in connection with an English law governed ISDA Master Agreement which includes the English law CSA Collateral Terms as set out in Appendix 1 thereto, or when entered into in connection with a relevant FIA client clearing agreement

•	Master Gilt Edged Stock Lending Agreement

•	Master Equity and Fixed Interest Stock Lending Agreement

•	Prime brokerage agreements which provide for title transfer collateral arrangements

•	FIA client clearing agreements for exchange traded and other cleared derivatives which provide for title transfer collateral arrangements

•	FIA Clearing Module which provides for title transfer collateral arrangements

•	Any bespoke agreements granting security by way of transfer of title to the secured party

Security Collateral Arrangement containing a right of use

Such arrangements may include without limitation:

Schedule - 7

•	An ISDA Master Agreement incorporating a New York Law ISDA Credit Support Annex

•	An ISDA/FIA Client Cleared OTC Derivatives Addendum which provides for security collateral arrangements and in particular where entered into in connection a New York law governed ISDA Master Agreement including the New York law CSA Collateral Terms as set out in Appendix 2 thereto, or when entered into in connection with a relevant FIA client clearing agreement

•	An ISDA Master Agreement in respect of which an English Law ISDA Credit Support Deed incorporating a right of use is a credit support document

•	Prime brokerage agreements which provide for the creation of security over financial instruments

•	FIA client clearing agreements for exchange traded and other cleared derivatives which provide for a creation of security over financial instruments

•	FIA Clearing Module which provides for a creation of security over financial instruments

•	Security arrangements in relation to margin loan documentation and associated custody agreements

•	Any bespoke security agreements creating security in respect of financial instruments with rehypothecation rights or a right of use over the financial instruments in favour of the secured party

Schedule - 8

Annex A

Initial Share Price:	The volume-weighted average price per Share at which Morgan Stanley (or any of its affiliates) establishes its initial hedge of the equity price risk undertaken by Morgan Stanley with respect to this Transaction, in amounts and at times determined by Morgan Stanley (or an affiliate of Morgan Stanley) in its sole discretion, converted into BRL by Morgan Stanley in a commercially reasonable manner. The number of Shares comprising Morgan Stanley’s initial hedge is referred to herein as the “Initial Hedge Position”. Morgan Stanley’s Initial Hedge Position shall be established by selling Shares in transactions conforming to the manner-of-sale conditions described in Rule 144(f) and (g) under the Securities Act.

Initial Hedging Period:	The period commencing on the first date on which a number of Shares at least equal to the Aggregate Number of Shares for all Tranches of this Transaction are credited to the Collateral Account (the “Hedge Commencement Date”) and ending on the earlier of the Scheduled Trading Day on which Morgan Stanley (or any of its affiliates) finishes establishing the Initial Hedge Position and the Cutoff Date (such earlier date, the “Hedge Completion Date”). If Morgan Stanley (or any of its affiliates) does not finish establishing Morgan Stanley’s Initial Hedge Positions in respect of this Transaction by the close of regular trading session on the Exchange on the Cutoff Date, Morgan Stanley shall notify Counterparty in the notice referenced below that the Aggregate Number of Shares for Tranche A and Tranche B in the total shall be reduced to such number as the number of Shares for which Morgan Stanley (or any of its affiliates) has established its Initial Hedge Position in respect of this Transaction, and such reduced number shall be allocated to Tranche A and B by Morgan Stanley in a commercially reasonable manner.

Promptly following the Hedge Completion Date, Morgan Stanley shall deliver a notification to Counterparty setting forth the following terms, each of which shall be deemed set forth in this Annex A: the Initial Share Price; the Forward Floor Price and the Forward Cap Price for each Tranche; and, if the Aggregate Number of Shares for a Tranche is reduced as provided above, the reduced Aggregate Number of Shares for such Tranche and a new Component schedule allocating such reduced number to the Components of such Tranche.

If the Aggregate Number of Shares for a Tranche is reduced as provided above, then unless a Potential Event of Default or an Event of Default with respect to Pledgor shall have occurred and be continuing, a Collateral Event of Default shall have occurred and be continuing (or would occur by virtue of any release pursuant to this provision) or any Early Termination Date shall have occurred or been designated, Counterparty may promptly request Morgan Stanley in writing to release from the Security Interests a number of Shares equal to the difference as of such date, if any, between (i) the Aggregate Number of Shares delivered by Counterparty to the Collateral Account pursuant to Section 2(d) of this Confirmation for all Tranches and (ii) the Aggregate Number of Shares for all Tranches, as reduced as provided above, and Morgan Stanley shall promptly following such request transfer such number of Shares out of the Collateral Account to Pledgor free and clear of such Security Interests created hereunder.

Cutoff Date:	March 15, 2022, subject to postponement by Morgan Stanley if a Disrupted Day occurs during the Initial Hedging Period.

A - 1

For each Tranche of the Transaction, the Aggregate Number of Shares, the Forward Floor Price and the Forward Cap Price are set forth below, subject to “Initial Hedging Period” above.

Tranche A

Aggregate Number of Shares:	1,751,853

Forward Floor Price:	The product of 100.0% and the Initial Share Price.

Forward Cap Price:	The product of 166.0% and the Initial Share Price.

For each Component of Tranche A, the Number of Shares and the Scheduled Valuation Date are set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1.	350,370	September 24, 2024
2.	350,370	September 25, 2024
3.	350,371	September 26, 2024
4.	350,371	September 27, 2024
5.	350,371	September 30, 2024

Tranche B

Aggregate Number of Shares:	3,503,705

Forward Floor Price:	The product of 100.0% and the Initial Share Price.

Forward Cap Price:	The product of 201.0% and the Initial Share Price.

For each Component of Tranche B, the Number of Shares and the Scheduled Valuation Date are set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1.	350,370	September 17, 2025
2.	350,370	September 18, 2025
3.	350,370	September 19, 2025
4.	350,370	September 22, 2025
5.	350,370	September 23, 2025
6.	350,371	September 24, 2025
7.	350,371	September 25, 2025
8.	350,371	September 26, 2025
9.	350,371	September 29, 2025
10.	350,371	September 30, 2025

A - 2

Annex B

Pledge and Security Annex

1.               Definitions.

As used herein, the following words and phrases shall have the following meanings:

“Collateral Event of Default” means the occurrence of either of the following: (A) failure of the Collateral Shares credited to the Collateral Account to include a number of Shares (or security entitlements with respect thereto) at least equal to the Aggregate Number of Shares for each outstanding Transaction under the Agreement or (B) failure at any time of the Security Interests created hereunder to constitute valid and perfected security interests in all of the Collateral (other than Collateral that has been properly released pursuant to the terms hereof), subject to no prior, equal or junior Security Interest (except as may be granted in favor of the Custodian pursuant to the Control Agreement and other than any lien routinely imposed on all securities in a relevant clearing system), and, with respect to any Collateral consisting of securities (as defined in Section 8-102 of the UCC) or security entitlements, as to which Morgan Stanley has Control, or assertion of such by Pledgor in writing; provided that a Collateral Event of Default shall not be deemed to have occurred if any such failure described in (A) or (B) herein results from a Rehypothecation. A Collateral Event of Default shall constitute an Event of Default under the Agreement for which Counterparty is the Defaulting Party.

“Control” means “control” as defined in Section 8-106 or Section 9-106 of the UCC, as applicable.

“Control Agreement” means an agreement in form and substance acceptable to Morgan Stanley that establishes Morgan Stanley’s “control” (as defined in Sections 8-106 or 9-106 of the UCC) over the Collateral Account.

“Early Termination Event” means (A) the designation or occurrence of an Early Termination Date in respect of an Event of Default with respect to which Counterparty is the Defaulting Party or any Termination Event with respect to which Counterparty is an Affected Party or (B) the designation or occurrence of any other Early Termination Date if and for so long as Counterparty has any past due unpaid obligations in respect of such Early Termination Date.

“proceeds” has the meaning provided in Section 9-102 of the UCC.

“Receiver” means an administrative receiver, receiver and manager or a receiver, in each case, appointed under this Security Annex.

“Rehypothecated Collateral” means any Collateral that has been Rehypothecated.

“Secured Obligations” means all of the payment and performance obligations of Pledgor contained in the Confirmation, this Security Annex and in the Agreement, and including the reasonable expenses of the exercise by Morgan Stanley or any affiliate of Morgan Stanley of the remedies of Morgan Stanley under the Confirmation, this Security Annex or the Agreement, and reasonable attorney’s fees and legal expenses incurred by Morgan Stanley in connection with such exercise.

“security entitlement” has the meaning provided in Section 8-102 of the UCC.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

2.            The Security Interests.

In order to secure the full and punctual observance and performance of the Secured Obligations:

(a)            Pledgor hereby charges by way of first fixed charge, assigns and pledges to Morgan Stanley, and grants to Morgan Stanley, security interests in and to, and a lien upon and right of set-off against, and transfers to Morgan Stanley, as and by way of a security interest having priority over all other security interests, with power of sale, all of Pledgor’s right, title and interest in and to the following property, whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence:

(i)            the Shares delivered to Morgan Stanley pursuant to Section 2(d) of the Confirmation, and any certificates representing such Shares and security entitlements in respect thereof;

(ii)             the Collateral Account and any cash, securities, or other property held therein or credited thereto, including security entitlements, as defined in Section 8-102(a)(17) of the UCC, with respect to the foregoing;

(iii)             all of Pledgor’s right, title and interest in and to the redelivery of any Collateral that has been Rehypothecated pursuant to Section 6 of this Security Annex;

(iv)             all books and records relating to any assets described in this Section 2 and all supporting obligations, accessions to, substitutions and replacements for, and profits and products related to such assets, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Pledgor from time to time with respect to any such assets; and

(v)            all income, proceeds and collections received or to be received, or derived or to be derived, at the time that the Collateral Shares were delivered to Morgan Stanley or any time thereafter (whether before or after the commencement of any proceeding under applicable bankruptcy, insolvency or similar law, by or against Pledgor, with respect to Pledgor) from or in connection with the Collateral Shares (clauses (i) through (v), collectively, the “Collateral”).

(b)            The parties agree that to the extent the Shares in the Collateral Account are “book entry securities collateral” as defined in and for the purposes of the Financial Collateral Regulations and it is the intention of the parties that to the extent the Agreement, this Security Annex and the Confirmation constitute a “financial collateral arrangement” for purposes of the Financial Collateral Regulations and that, notwithstanding any provision to the contrary in any custodian or other agreement governing the Collateral Account, Pledgor acknowledges and agrees that Pledgor shall not be entitled at any time any Secured Obligations are outstanding to the withdrawal or delivery (other than to Morgan Stanley pursuant to the terms under the Confirmation or under this Security Annex or in accordance with Section 5(a) and 10 of this Security Annex) of Shares or other Collateral or to otherwise deal with or dispose of (whether by sale, the granting of options or of Security Interests, or otherwise) the Shares or other Collateral, without the consent of Morgan Stanley and accordingly, as a financial collateral arrangement, Morgan Stanley shall at any time following a Remedies Trigger by giving notice to Pledgor be entitled to appropriate such Collateral in or towards discharge of the Secured Obligations to the fullest extent permitted by applicable law and for these purposes “Financial Collateral Regulations” means the Financial Collateral Arrangements (No.2) Regulations 2003, as amended. The value of Collateral for the purposes of the exercise of the right of appropriation shall be: (i) in the case of cash, the amount standing to the credit of the Collateral Account, together with any accrued but unposted interest, on the date of appropriation; and (ii) in the case of other Collateral, the market value of such financial collateral as determined by Morgan Stanley acting in a commercially reasonable manner (including by way of an independent valuation). Morgan Stanley and the Pledgor agree that the methods of valuation set out above are commercially reasonable for the purpose of the Financial Collateral Regulations.

(c)            Each Security Interest created pursuant to this Section 2 is a continuing security, shall remain in full force and effect as a continuing security unless and until released or discharged pursuant to this Security Annex and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part. Pledgor’s obligations under this Security Annex will not be affected by any act, omission or thing (whether or not known to it or Morgan Stanley) which, but for this provision, would reduce, release or prejudice any of its obligations under this Security Annex. Pledgor waives any right it may have of first requiring Morgan Stanley (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other person before claiming from Pledgor under this Security Annex. This Security Annex is in addition to and is not in any way prejudiced by any other Security Interest or any other right now or subsequently held by Morgan Stanley. No prior Security Interest held by Morgan Stanley over any Collateral will merge into the Security Interests created under this Security Annex.

3.            Certain Covenants of Pledgor.

Pledgor agrees that, so long as Pledgor’s Secured Obligations remain outstanding:

(a)            Pledgor shall ensure at all times that a Collateral Event of Default shall not occur and shall pledge additional Collateral in the manner described in Section 4(a) of this Security Annex as necessary to cause such requirement to be met.

(b)            Pledgor shall, at its own expense and in such manner and form as Morgan Stanley may reasonably require, give, execute, deliver, file, register the security interest and/or charge created hereunder with any appropriate filing office and record any financing statement, notice, instrument, document, agreement or other papers and take such other action that may be reasonably necessary or desirable in order to (A) create, preserve, perfect or substantiate the Security Interest granted to Morgan Stanley pursuant to this Security Annex, (B) create or maintain the Control of Morgan Stanley with respect to any such Security Interest in any Collateral constituting investment property (as defined in Section 9-102(a) of the UCC), or (C) enable Morgan Stanley to exercise and enforce its rights hereunder with respect to such Security Interest.

(c)            Pledgor shall warrant and defend Pledgor’s title to the Collateral, subject to the rights of Morgan Stanley, against the claims and demands of all individuals or entities.

(d)            Pledgor may not take or allow the taking of any action on its behalf which may result in the rights attaching to any Collateral Shares being altered. This includes taking any action to re-certificate or re-materialize any Collateral Shares held in book-entry form.

4.            Administration of the Collateral.

(a)            Counterparty may pledge hereunder additional Collateral acceptable to Morgan Stanley at any time by delivery of such Collateral pursuant to subsection (b) below.

(b)            Any delivery of any securities or security entitlements (each as defined in Section 8-102 of the UCC) as Collateral pursuant to this Security Annex by Pledgor shall be effected (A) in the case of Collateral consisting of certificated securities registered in the name of Pledgor, by delivery of certificates representing such securities to the Custodian, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to Morgan Stanley, and the crediting by the Custodian of such securities to the Collateral Account, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Pledgor, by transmission by Pledgor of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of Morgan Stanley or its nominee, accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by the Custodian of such securities to the Collateral Account or (C) in the case of securities in respect of which security entitlements are held by Pledgor through a securities intermediary other than the Custodian, by the crediting of such securities, accompanied by any required transfer tax stamps, to a securities account of the Custodian at such securities intermediary or, at the option of Morgan Stanley, at another securities intermediary satisfactory to Morgan Stanley and Pledgor and the crediting by the Custodian of such securities to the Collateral Account, and in each case the execution by the Pledgor and Morgan Stanley of a Control Agreement. Any delivery of cash as Collateral pursuant to this Security Annex by Pledgor shall be effected by wire transfer of immediately available funds to the Collateral Account.

(c)            If on any Scheduled Trading Day Morgan Stanley determines that a Collateral Event of Default shall have occurred, Morgan Stanley shall make reasonable efforts to promptly notify Counterparty of such determination by telephone call to an authorized officer of Counterparty followed by a written confirmation of such call.

(d)            If on any Scheduled Trading Day Morgan Stanley determines that no Early Termination Event has occurred, no Potential Event of Default or Event of Default with respect to Counterparty has occurred and is continuing, and Counterparty has satisfied its obligation under the “Cash Dividends” provision of the Confirmation in full, Counterparty may obtain the release from the Security Interests of any ordinary cash dividends on the Collateral upon delivery to Morgan Stanley of a written notice indicating the amount of cash Collateral to be released so long as, after such release, no Collateral Event of Default shall have occurred.

(e)            Pledgor agrees that Pledgor shall forthwith upon demand pay to Morgan Stanley:

(i)            the amount of any taxes that Morgan Stanley may have been required to pay by reason of the Security Interests created hereunder or to free any of the Collateral from any other Security Interest thereon in each case, other than taxes of the type Pledgor is not required to pay under Section 6(c) of this Security Annex; and

(ii)             the amount of any and all reasonable out-of-pocket third-party expenses, including the reasonable fees and disbursements of outside counsel, incurred by Morgan Stanley in connection with (1) the maintenance or enforcement of the Security Interests granted by Pledgor pursuant to this Security Annex, including such expenses as are incurred to preserve the validity, perfection or rank of the Security Interests, (2) the collection, sale or other disposition of any of the Collateral upon enforcement of the Security Interest or (3) the exercise by Morgan Stanley of any of the rights conferred upon it with respect to the Security Interests under this Security Annex.

Any such amount not paid on demand shall be treated as an Unpaid Amount for purposes of Section 9(h)(ii) of the Agreement whether or not an Early Termination Date shall have occurred or been designated; provided that interest on such Unpaid Amount shall accrue at the Default Rate until such Unpaid Amount, including interest thereon, shall have been paid.

5.            Income and Voting Rights in Collateral.

(a)            Subject to Sections 4(d), 5(b) and 10, all proceeds of the Collateral shall be received by Morgan Stanley and retained in the Collateral Account (such proceeds, “Retained Proceeds”), and Pledgor shall take all such action as Morgan Stanley shall deem necessary or appropriate to give effect to such arrangement. Subject to Section 5(b), all such Retained Proceeds that are received by Pledgor shall be received in trust for the benefit of Morgan Stanley and, if Morgan Stanley so directs, shall be segregated from other funds of Pledgor and shall, forthwith upon demand by Morgan Stanley, be delivered over to Morgan Stanley for credit to the Collateral Account in the same form as received (with any necessary endorsement).

(b)            Unless an Event of Default with respect to Pledgor shall have occurred and be continuing or any Early Termination Date shall have occurred or been designated, Pledgor shall have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to the Collateral (other than Collateral that has been Rehypothecated by Morgan Stanley as of the record date or deadline for such vote, consent or other action); provided that it does so for a purpose not inconsistent with the provisions of the Confirmation, this Security Annex or the Agreement, and the exercise (or non-exercise) of those rights would not have an adverse effect on the ability of Morgan Stanley to realize the Security Interests created hereunder and would not otherwise prejudice Morgan Stanley’s control of any Collateral.

(c)            Unless a Potential Event of Default or an Event of Default with respect to Pledgor shall have occurred and be continuing or would occur by virtue of the release hereunder or an Early Termination Date shall have occurred or been designated, then immediately following each satisfaction of Counterparty’s obligations under the “Obligations in Respect of Cash Dividends” provision of the Confirmation in respect of a Cash Dividend, Pledgor may request of Morgan Stanley in writing that any remaining USD in the Collateral Account as a result of such Cash Dividend shall be fully released and discharged from the Security Interests created hereunder, and Morgan Stanley shall promptly following such request pay over such remaining USD out of the Collateral Account to Pledgor free and clear of such Security Interests created hereunder.

(d)            At any time at which Morgan Stanley is permitted to exercise remedies in accordance with Section 7 of this Security Annex and the Confirmation, Morgan Stanley shall have the right, to the extent permitted by law, and Pledgor shall take all such action as may be reasonably requested by Morgan Stanley and necessary or appropriate to give effect to such right, to vote and to give consents, ratifications and waivers, and to take any other action with respect to any or all of the Collateral with the same force and effect as if Morgan Stanley were the absolute and sole owner thereof.

6.            Rehypothecation of Collateral.

(a)            Without limiting the rights and obligations of the parties hereunder, Morgan Stanley shall have the right to sell, lend, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business (collectively, “Rehypothecate”) any Collateral in the Collateral Account (and any Shares so Rehypothecated, the “Rehypothecated Shares”), free from any claim or right of any nature whatsoever of Pledgor, including without limitation, the Security Interests created hereunder and any equity or right of redemption by Pledgor; provided, however, that the right to Rehypothecate shall be subject to the obligations of Morgan Stanley under this Security Annex, the Confirmation and the Agreement; provided, further that the right to Rehypothecate Collateral Shares shall be limited to a number of Shares not to exceed the Aggregate Number of Shares for each Tranche of the Transaction.

(b)            On the Settlement Date for each Component, Morgan Stanley shall be obligated to return any Rehypothecated Shares to the Collateral Account to the extent of the Number of Shares for such Component, by delivering to the Collateral Account securities of the same class and issue as such Rehypothecated Collateral; provided that to the extent the “Automatic Physical Settlement” provision of the Confirmation applies, Counterparty’s obligation to deliver the Number of Shares to be Delivered (or, if Full Physical Settlement is applicable, the Number of Shares) on such Settlement Date shall be netted and set-off against Morgan Stanley’s obligation to return such number of Rehypothecated Shares to Pledgor on such Settlement Date, and Morgan Stanley shall be obligated to return Rehypothecated Shares to the Collateral Account only to the extent that Full Physical Settlement is not applicable and the Number of Shares for such Component exceeds the Number of Shares to be Delivered by Counterparty on such Settlement Date.

(c)            Pledgor shall promptly pay when due all taxes, assessments or charges or similar obligations that are imposed with respect to the Collateral, or income or distributions in respect of the Collateral, including upon the Rehypothecation of the Collateral, and any such taxes, assessments or charges shall not be an “Indemnifiable Tax” for purposes of Section 14 of the Agreement. Accordingly, for the avoidance of doubt, any proceeds or other amounts paid or credited to Pledgor in respect of the Collateral (including any Rehypothecated Collateral), or income or distributions thereon, shall be determined net of any and all present and future taxes, assessments or charges described in the preceding sentence (including interest, penalties and additions thereto) that are imposed by any government or other taxing authority. Notwithstanding anything to the contrary, Pledgor shall not be required to pay, or indemnify Morgan Stanley against, or otherwise bear the cost for, any amount of

(i)            taxes arising due to Morgan Stanley’s noncompliance with Sections 1471 through 1474 of the Code any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code,

(ii)             taxes arising due to Morgan Stanley’s fraud, negligence or willful misconduct,

(iii)             with respect to Cash Dividends, any withholding taxes to the extent such taxes exceed the amount permitted to be withheld or deducted pursuant to “Obligations in Respect of Cash Dividends” and, with respect to any income or distribution other than Cash Dividends, any withholding taxes that exceed the tax rate that would be applicable to Pledgor with respect to such income or distribution as of the date such income or distribution is earned or paid, as applicable, or

(iv)             net income taxes of Morgan Stanley imposed by a jurisdiction in which Morgan Stanley is resident, organized or doing business for tax purposes;

provided that (A) in the case of clauses (iii) and (iv), such taxes did not arise as a result of an Event of Default and (B) in the case of clause (iii), for purpose of calculating the tax rate applicable to Pledgor, (x) the parties acknowledge the tax rate applicable to Pledgor with respect to amounts treated as dividends for United States federal income tax purposes as of the date hereof is the Base Rate, and with respect to any other income or distribution shall be presumed to be the Base Rate unless Pledgor establishes to the reasonable satisfaction of Morgan Stanley that a different tax rate is the applicable rate, and (y) no reduction in the tax rate applicable to Pledgor from the Base Rate shall be taken into account unless, at least 30 days in advance of the date on which such taxes are due, Pledgor notifies Morgan Stanley of such reduction and the basis therefor (which, in the case of a Cash Dividend, must be based on a change in law or change in the Pledgor’s tax status after the date hereof, or other circumstances that are demonstrated by Counterparty to Morgan Stanley’s reasonable satisfaction) and provides Morgan Stanley with such representations and tax forms reasonably acceptable to Morgan Stanley establishing the basis for such reduction.

7.            Remedies.

(a)            If an Early Termination Event shall have occurred and be continuing (each, a “Remedies Trigger”), then, Morgan Stanley may, to the fullest extent permitted by applicable law, exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, may deliver or cause to be delivered to itself in whole or partial, as the case may be, satisfaction of Pledgor’s obligations to deliver Shares, a number of Collateral Shares, not to exceed the number of Shares required to be delivered, whereupon Morgan Stanley shall hold such Shares absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption of Pledgor that may be waived or any other right or claim of Pledgor, and Pledgor, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal that Pledgor has or may have under any law now existing or hereafter adopted or may set-off any amounts payable by Pledgor with respect to any Secured Obligations against any Collateral or the cash equivalent of any Collateral (or any obligation of Morgan Stanley to return Collateral to Pledgor or the Collateral Account). Pledgor covenants and agrees that Pledgor will execute and deliver such documents and take such other action as Morgan Stanley reasonably deems necessary or advisable in order that any sale of Collateral may be made in compliance with law, provided, however, that in no event shall Pledgor be required to take any action or deliver any document to permit or facilitate any sale of Collateral by or on behalf of Morgan Stanley to be effected pursuant to registration under the Securities Act.

(b)            Pledgor hereby irrevocably appoints by way of security Morgan Stanley as Pledgor’s true and lawful attorney (which power of attorney is coupled with an interest), with full power of substitution, in the name of Pledgor, Morgan Stanley or otherwise, for the sole use and benefit of Morgan Stanley, but at the expense of Pledgor, to the extent permitted by law, to exercise, at any time and from time to time from and after any Remedies Trigger, all or any of the following powers with respect to all or any of the Collateral:

(i)       to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(ii)             to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

(iii)             to sell, convert, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Morgan Stanley were the absolute owner thereof and in connection therewith, to make all necessary deeds, bills of sale, instruments of assignment, transfer or conveyance of the property, and all instructions and entitlement orders in respect of the property thus to be (or that is being or has been) sold, transferred, assigned or otherwise dealt in; and

(iv)             to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided that Morgan Stanley shall give Pledgor not less than two days’ prior written notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral that threatens to decline speedily in value, including, without limitation, equity securities, or is of a type customarily sold on a recognized market, including the Shares. Morgan Stanley and Pledgor agree that such notice constitutes “reasonable authenticated notification” within the meaning of Section 9-611(b) of the UCC.

(c)            From and after any Remedies Trigger, Morgan Stanley shall have the powers conferred by Section 101 of the Law of Property Act 1925 (the “Act”) on a mortgagee within its scope (which are deemed incorporated in this Security Annex), subject to the terms of this Security Annex, which will be immediately exercisable at any time by Morgan Stanley; provided that the provisions of Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to the Security Interests created hereunder.

(d)            From and after any Remedies Trigger, each Receiver and Morgan Stanley shall be entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the Act, except that Section 103 of the Act does not apply.

(e)            In connection with Morgan Stanley’s exercise of its remedies under this Security Annex, all or any part of the Collateral (including any proceeds of the realization thereof) shall be applied to the payment of the Secured Obligations in such order as Morgan Stanley shall determine in its sole discretion.

(f)            Subject to Section 7(w) below, but notwithstanding any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under Section 109(1) of the Act), Morgan Stanley may appoint any one or more persons to be a Receiver of all or any part of the Collateral (i) from and after any Remedies Trigger or (ii) if Pledgor so requests Morgan Stanley in writing at any time, and any such appointment may be by deed, under seal or in writing under its hand.

(g)            Morgan Stanley may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

(h)            Morgan Stanley may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act will not apply.

(i)            A Receiver will be deemed to be the agent of Pledgor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. Pledgor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver, and Morgan Stanley will not be responsible for any misconduct, negligence or default of a Receiver, and will not incur any liability (either to Pledgor or to any other person) by reason of the appointment of a Receiver or for any other reason.

(j)            To the fullest extent allowed by law, any right, power or discretion conferred by this Security Annex (either expressly or impliedly) or by law on a Receiver may be exercised by Morgan Stanley in relation to exercising remedies on any Collateral without first appointing a Receiver and notwithstanding the appointment of a Receiver.

(k)            A Receiver has all of the rights, powers and discretions set out below in this Section 7 in addition to those conferred on it by any law, including, in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act, 1986 and, otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act, 1986 (each of which is deemed incorporated in this Security Annex).

(l)            If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing the Receiver states otherwise) exercise all of the powers conferred on a Receiver under this Security Annex individually and to the exclusion of any other Receiver.

(m)            A Receiver may take immediate possession of, get in and collect any Collateral.

(n)            A Receiver may sell, exchange, convert into money and realize any Collateral by public auction or private contract and generally in any manner and on any terms which the Receiver thinks fit.

(o)            The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which the Receiver thinks fit.

(p)            A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realizing any Collateral.

(q)            A Receiver may delegate the Receiver’s powers in accordance with this Security Annex.

(r)            A Receiver may effect any repair or insurance and do any other act which Pledgor might do in the ordinary conduct of its business to protect or improve any Collateral as the Receiver thinks fit.

(s)            A Receiver may (i) do all other acts and things which the Receiver may consider necessary for realizing any Collateral or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Security Annex or law, (ii) exercise in relation to any Collateral all the powers, authorities and things which the Receiver would be capable of exercising if the Receiver were the absolute beneficial owner of the Collateral, and use the name of Pledgor for any of the above purposes.

(t)            Section 109(8) of the Act shall not apply to a Receiver appointed under this Security Annex.

(u)            Morgan Stanley, or as applicable a Receiver or a delegate thereof, shall exercise reasonable care of the Collateral to the extent required by applicable law and in any event shall be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property.

(v)            No person (including a purchaser) dealing with Morgan Stanley or a Receiver or Morgan Stanley’s or the Receiver’s agents will be obliged or concerned to enquire: (i) whether the Secured Obligations have become payable; (ii) whether any power which Morgan Stanley or a Receiver is purporting to exercise has become exercisable or is being properly exercised; (iii) whether any money remains due under the Confirmation or this Security Annex; or (iv) how any money paid to Morgan Stanley or to that Receiver is to be applied.

(w)            Morgan Stanley is not entitled to appoint a Receiver to the extent prohibited by section 72A of the Insolvency Act 1986. Morgan Stanley is also not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under Part A1 of the Insolvency Act 1986, other than in respect of a floating charge referred to in sub-section (4) of section A52 of Part A1 of the Insolvency Act 1986.

8.            Termination of Security Interest. Upon the occurrence of the date when no amounts are or thereafter may become payable or Shares deliverable by Pledgor with respect to any Secured Obligations (other than contingent obligations with respect to which no claim has been made) (such date, the “Termination Date”), any Collateral then remaining shall be fully released and discharged from the Security Interests hereunder and delivered to Pledgor by Morgan Stanley, all at the request and expense of Pledgor. Morgan Stanley agrees to cooperate with such release and make any filings, execute such documents and take such other actions, including redelivery of Collateral, upon the reasonable request and at the expense of Pledgor.

9.            Additional Representations and Warranties Regarding Collateral. Pledgor hereby represents and warrants to Morgan Stanley that upon the delivery of the Collateral in accordance with Section 2(d) of the Confirmation or Section 3 or Section 4(a) of this Security Annex, Morgan Stanley will have a valid and perfected security interest in such Collateral, and the proceeds thereof, as security for the payment and performance of the Secured Obligations, subject to no prior Security Interest (except as may be granted in favor of the Custodian pursuant to the Control Agreement and other than any lien routinely imposed on all securities in a relevant clearing system). No person or entity other than Morgan Stanley or any clearing system through which the Collateral is held has Control or possession of all or any part of the Collateral.

10.            Return of Excess Collateral Shares. Unless a Potential Event of Default or an Event of Default with respect to Pledgor shall have occurred and be continuing, a Collateral Event of Default shall have occurred and be continuing (or would occur by virtue of any release pursuant to this provision) or any Early Termination Date shall have occurred or been designated, then at any time following the occurrence of the Settlement Date or Cash Settlement Payment Date (as the case may be) in respect of a Component and the satisfaction of Counterparty’s obligations to Morgan Stanley in respect of that Component, Counterparty may request Morgan Stanley in writing to release from the Security Interests hereunder a number of Shares equal to (i) the Number of Shares in respect of that Component minus (ii) the Number of Shares to be Delivered if Physical Settlement (but not Full Physical Settlement) was applicable to such Component or zero if Cash Settlement was applicable to such Component, and Morgan Stanley shall promptly following such request transfer such number of Shares out of the Collateral Account to Pledgor free and clear of such Security Interests created hereunder.

11.            Grant Unconditional. The grant of the security interest hereunder shall be unconditional and absolute and shall not be released, discharged or otherwise affected by: (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Counterparty under the Agreement, by operation of law or otherwise; (b) any modification or amendment of or supplement to the Agreement; (c) any change in the existence, structure or ownership of Counterparty or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Counterparty or its assets or any resulting release or discharge of any obligation of Counterparty contained in the Agreement; (d) the existence of any claim, set-off or other rights which Pledgor may have at any time against Counterparty, Morgan Stanley or any other entity, whether in connection herewith or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (e) any invalidity or unenforceability relating to or against Counterparty for any reason of the Agreement or any provision of applicable law or regulation purporting to prohibit the payment by Counterparty of any of its obligations under the Agreement; or (f) any other act or omission to act or delay of any kind by Counterparty, Morgan Stanley or any other person or any other circumstance whatsoever which might, but for the provisions of this Section, constitute a legal or equitable discharge of or defense (other than defense of payment) to Pledgor’s obligations hereunder or the security granted hereby.

12.            Choice of Law. The law in force in the State of New York shall govern all issues specified in the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, July 5, 2006, S. Treaty Doc. No. 112-6, 46 I.L.M. 649 (The “Hague Securities Convention”) Article 2(1). The parties agree that the foregoing sentence amends any account agreement (within the meaning of the Hague Securities Convention) that may govern the Collateral Account and such amendment is applicable only with respect to the Collateral Account.

Annex C

Local Risk Event Annex

1.            Definitions.

As used herein, the following words and phrases shall have the following meanings:

“Governmental Authority” means any de facto or de jure government (or any agency, instrumentality, ministry or department thereof), court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including without limitation the central bank) of the Federative Republic of Brazil.

“Inconvertibility Event” means:

(a)        the occurrence of any event or circumstance (including without limitation an event that occurs as a result of the enactment, promulgation, execution, ratification, interpretation, application of, or any change in or amendment to, any law, rule, or regulation by any Governmental Authority) that, as determined by Morgan Stanley in good faith and a commercially reasonable manner, makes it impossible, illegal or impracticable generally to convert BRL into USD (or vice versa) through customary legal channels (which requires a registration of such foreign exchange transaction with the SISBACEN system, or any other replacement official system thereto) or imposes any restrictions on the size, timing, use of proceeds or business purpose of a transaction in a manner that would restrict in any material manner such a conversion as required by the Confirmation;

(b)        it becomes, as determined by Morgan Stanley in good faith and a commercially reasonable manner, impossible to determine a rate of exchange for the conversion of BRL into USD (or vice versa); or

(c)       the imposition of any incremental taxes or charges, that in each case could amount to any of the foregoing, as determined by Morgan Stanley in good faith and a commercially reasonable manner.

“Local Risk Event” means any Inconvertibility Event or Non-Transferability Event, in each case that could reasonably be expected to have a material adverse effect on Morgan Stanley’s obligations under the Transaction.

“Non-Transferability Event” means the occurrence of any event (including without limitation an event that occurs as a result of the enactment, promulgation, execution, ratification, interpretation, application of, or any change in or amendment to, any law, rule, or regulation by any Governmental Authority) that, as determined by Morgan Stanley in good faith and a commercially reasonable manner, makes it impossible, illegal or impractical generally (including, without limitation, by imposing any restrictions on the size, timing, use of proceeds or business purpose of a transaction) for Morgan Stanley or any of its affiliates involved in the Transaction to transfer through customary legal channels any funds (including without limitation funds in BRL inside the Federative Republic of Brazil and in USD outside of the Federative Republic of Brazil), securities or other assets (a) between accounts inside the Federative Republic of Brazil or (b) between accounts held outside of the Federative Republic of Brazil of a financial institution domiciled or regulated by a relevant governing body in the Federative Republic of Brazil and an account held by any other party outside of the Federative Republic of Brazil, or the imposition of any incremental Taxes or charges that could amount to any of the foregoing.

For purposes of the definitions in this Section 1, “Taxes” shall mean any taxes, duties, fees or levies including, without limitation, any withholding, profit, income, turnover, capital gains or other taxes.

2.            Consequences of a Local Risk Event. If Morgan Stanley determines a Local Risk Event has occurred and is continuing on or in respect of any Valuation Date, Settlement Date or Cash Settlement Payment Date, Morgan Stanley may provide a notice to Counterparty of such event (the date of such notice, the “Local Risk Event Notice Date”):

a)	Notwithstanding anything to the contrary herein or in the Equity Definitions, Morgan Stanley may in its sole discretion elect to postpone such Valuation Date, Settlement Date or Cash Settlement Payment Date (and

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all payment and delivery obligations in respect of such date shall be suspended), until the date that is the earlier of: the BRL Business Day on or immediately following the determination by Morgan Stanley that the Local Risk Event is no longer continuing or is no longer likely to occur, as notified by Morgan Stanley to the Counterparty; or

b)	in the absence of such determination under clause (a), the date selected by Morgan Stanley in its good faith, commercially reasonable discretion (clause (a) or (b), the “Local Risk Event End Date”).

Following the Local Risk Event End Date, the Calculation Agent may determine any calculations that otherwise would involve BRL and USD using a BRL/USD exchange rate determined by the Calculation Agent in its good faith, commercially reasonable discretion at such time.

Notwithstanding anything to the contrary herein or in the Equity Definitions, following a Local Risk Event Notice Date and prior to any related Local Risk Event End Date, Morgan Stanley may in its good faith, commercially reasonable discretion determine that such Local Risk Event constitutes an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction, Counterparty shall be the sole Affected Party and Morgan Stanley shall be the party entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement.

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